                                   AGREEMENT


                                    between


                          QUINTEL ENTERTAINMENT, INC.,

                             CALLING CARD CO, INC.,


                                      and


                         PSYCHIC READERS NETWORK, INC.
                        ________________________________



                         Dated:  as of January 17, 1996

                               TABLE OF CONTENTS


ARTICLE 1:  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 1.1      AMENDED AND RESTATED SERVICE AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 1.2      CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 1.3      CLOSING DATE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 1.4      CLOSING MARKET PRICE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 1.5      COMMISSION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 1.6      COMMON STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 1.7      EBIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 1.8      EMPLOYMENT AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 1.9      ESCROW AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 1.10     ESCROWEE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 1.11     FEDER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 1.12     FYE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 1.13     LINDSEY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 1.14     GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 1.15     NON-COMPETITION AND RIGHT OF FIRST REFUSAL AGREEMENT  . . . . . . . . . . . . . . . . . . . . . .   3
                 1.16     OTHER DOCUMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 1.17     PERSON  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 1.18     PRN PRINCIPALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 1.19     QUINTEL ACCOUNTANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 1.20     QUINTEL PRINCIPALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 1.21     REGISTER; REGISTERED; REGISTRATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 1.22     REGISTRATION RIGHTS AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 1.23     SECURITIES ACT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 1.24     SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 1.25     STOLZ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE 2:  TRANSFER OF NL INTEREST . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 2.1      TRANSFER OF NL INTEREST . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 2.2      THE SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 2.3      FORFEITURE PROVISIONS REGARDING THE ESCROW SHARES . . . . . . . . . . . . . . . . . . . . . . . .   5
                 2.4      DELIVERY AND RELEASE OF CERTIFICATES FOR THE ESCROW SHARES  . . . . . . . . . . . . . . . . . . .   6
                 2.5      DETERMINATION OF EBIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 2.6      CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                                  2.6.1     DELIVERIES BY PRN AT CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . .   7
                                  2.6.2    DELIVERIES BY QUINTEL AT CLOSING . . . . . . . . . . . . . . . . . . . . . . . .   7
                                  2.6.3    DELIVERIES BY CALLING CARD AT CLOSING  . . . . . . . . . . . . . . . . . . . . .   8
                                  2.6.4    OTHER DELIVERIES AT CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                                  2.6.5    DISTRIBUTION OF NL'S RETAINED EARNING  . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE 3: REGISTRATION OF SHARES; LOCK-UP AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 3.1      REGISTRATION OF SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 3.2      LOCK UP AGREEMENTS: TREATMENT OF PRN PRINCIPALS AS "AFFILIATES"; LIMITATION ON SALE OF
                          SHARES BY QUINTEL PRINCIPALS AND PRN PRINCIPALS THROUGH SEPTEMBER 5, 1996 . . . . . . . . . . . .   9

                 3.3      ADDITIONAL LOCK UP AGREEMENT BY PRN PRINCIPALS DURING TWO YEAR PERIOD FOLLOWING CLOSING . . . . .  11
                 3.4      LOANS TO PRN PRINCIPALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE 4: REPRESENTATIONS AND WARRANTIES OF PRN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 4.1      EXISTENCE AND GOOD STANDING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 4.2      CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 4.3      FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 4.4      TITLE TO NL INTEREST; ENCUMBRANCES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 4.5      LITIGATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 4.6      LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 4.7      COMPLIANCE WITH LAWS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 4.8      LICENSES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 4.9      NO CHANGES SINCE THE BALANCE SHEET DATE . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 4.10     VALID AGREEMENTS; RESTRICTIVE DOCUMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 4.11     REQUIRED APPROVALS, NOTICES AND CONSENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 4.12     DISCLOSURE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 4.13     REPRESENTATIONS TRUE AT CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE 5: REPRESENTATIONS OF QUINTEL AND CALLING CARD  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 5.1      EXISTENCE AND GOOD STANDING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 5.2      SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 5.3      FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 5.4      LITIGATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 5.5      LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 5.6      COMPLIANCE WITH LAWS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 5.7      LICENSES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 5.8      NO CHANGES SINCE THE BALANCE SHEET DATE . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 5.9      VALID AGREEMENTS; RESTRICTIVE DOCUMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 5.10     REQUIRED APPROVALS, NOTICES AND CONSENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 5.11     DISCLOSURE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE 6: COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 6.1      FURTHER ASSURANCES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 6.2      NO BROKERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE 7: SURVIVAL OF REPRESENTATIONS; INDEMNITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 7.1      SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF PRN AND THE PRN PRINCIPALS  . . . . . . . . . . . .  30
                 7.2      OBLIGATION OF PRN AND THE PRN PRINCIPALS TO INDEMNIFY . . . . . . . . . . . . . . . . . . . . . .  31
                 7.3      SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF QUINTEL AND CALLING CARD  . . . . . . . . . . . . .  31
                 7.4      OBLIGATION OF QUINTEL AND CALLING CARD TO INDEMNIFY . . . . . . . . . . . . . . . . . . . . . . .  32
                 7.5      NOTICE AND OPPORTUNITY TO DEFEND  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                                  7.5.1    NOTICE OF ASSERTED LIABILITY . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                                  7.5.2    OPPORTUNITY TO DEFEND  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                                  7.5.3    SETTLEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE 8: MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                 8.1      EXPENSES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 8.2      GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 8.3      JURISDICTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 8.4      "KNOWLEDGE" DEFINED . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 8.5      DUTIES AND LIABILITIES OF ESCROWEE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 8.6      CAPTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 8.7      NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 8.8      SCHEDULES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 8.9      PARTIES IN INTEREST . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 8.10     SEVERABILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 8.11     COUNTERPARTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 8.12     ENTIRE AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 8.13     AMENDMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 8.14     THIRD-PARTY BENEFICIARIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

         AGREEMENT dated as of January 17, 1996 by and between QUINTEL ENTERTAINMENT, INC., a corporation organized under the laws of Delaware with offices at One Blue Hill Plaza, Pearl River, New York 10956 (hereafter referred to as "QUINTEL"), CALLING CARD CO, INC., a corporation organized under the laws of New York with offices at One Blue Hill Plaza, Pearl River, New York 10956 (hereafter referred to as "Calling Card"), and PSYCHIC READERS NETWORK, INC., a Florida corporation with offices at 2455 E. Sunrise Boulevard, Fort Lauderdale, Florida 33304 (hereafter referred to as "PRN").

                             W I T N E S S E T H :

         WHEREAS, the parties wish to confirm the terms upon which QUINTEL has agreed to acquire from PRN one hundred percent (100%) of the interest of PRN (the "NL Interest") in NEW LAUDERDALE, L.C. ("NL"), a Florida limited liability company.

         NOW, THEREFORE, in consideration of the agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                            ARTICLE 1:  DEFINITIONS.

         Capitalized terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Article 1. Certain additional defined terms are set forth elsewhere in this Agreement.

         1.1     AMENDED AND RESTATED SERVICE AGREEMENT.

         "Amended and Restated Service Agreement" means the Agreement among PRN, Quintel and Calling Card in the form annexed hereto as Schedule 1.1.

         1.2     CLOSING.

         "Closing" shall mean the consummation of the transfer of the NL
Interest.

         1.3     CLOSING DATE.

         "Closing Date" shall mean the date on which the Closing occurs.

         1.4     CLOSING MARKET PRICE.

         "Closing Market Price" shall mean $7.125 ($71/8), the closing price of the Common Stock on January 17, 1996.

         1.5     COMMISSION.

         "Commission" means the United States Securities and Exchange
Commission.

         1.6     COMMON STOCK.

         "Common Stock" means the shares of common stock par value U.S.$.001 per share of QUINTEL.

         1.7     EBIT.

         "EBIT" shall mean earnings before interest and taxes.

         1.8     EMPLOYMENT AGREEMENT.

         "Employment Agreement" means the agreement between Steven L. Feder and Calling Card in the form annexed hereto as Schedule 1.8.

         1.9     ESCROW AGREEMENT.

         "Escrow Agreement" means the agreement in the form annexed hereto as
Schedule 1.9.

         1.10    ESCROWEE.

         "Escrowee" means the firm of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, attorneys for QUINTEL and Calling Card.

         1.11    FEDER.

         "Feder" means Steven L. Feder, one of the shareholders of PRN.

         1.12    FYE.

         "FYE" means Fiscal Year Ending.

         1.13    LINDSEY.

         "Lindsey" means Thomas H. Lindsey, one of the shareholders of PRN.

         1.14    GAAP.

         "GAAP" shall mean generally accepted accounting principles, consistently applied.

         1.15    NON-COMPETITION AND RIGHT OF FIRST REFUSAL AGREEMENT.

         "Non-Competition and Right of First Refusal Agreement" means the agreement in the form annexed hereto as Schedule 1.15.

         1.16    OTHER DOCUMENTS.

         "Other Documents" shall mean all Schedules and Exhibits to this Agreement and all other instruments, agreements and documents executed or to be executed by any party hereto in connection with the transactions contemplated hereby.

         1.17    PERSON.

         "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or other department or agency thereof.

         1.18    PRN PRINCIPALS.

         "PRN Principals" shall mean each of Steven L. Feder, Peter Stolz and Thomas H. Lindsey.

         1.19    QUINTEL ACCOUNTANTS.

         "QUINTEL Accountants" shall mean Feldman Gutterman Meinberg & Co. while they continue to act as one of QUINTEL's accounting firms, or, if they are no longer acting in such capacity, such other firm of certified public accountants then acting as accountants for QUINTEL.

         1.20    QUINTEL PRINCIPALS.

         "QUINTEL Principals" shall mean each of Jeffrey L.  Schwartz, Michael
G. Miller, Jay Greenwald, Claudia Newman Hirsch and Andrew Stollman.

         1.21    REGISTER; REGISTERED; REGISTRATION.

         The terms "register," "registered" and "registration" shall refer to a registration effected by preparing and filing a Registration Statement with the Commission in compliance with the Securities Act and/or the Securities and Exchange Act of 1934, and applicable rules and regulations under either such Act, and the declaration or ordering of the effectiveness of such Registration Statement.

         1.22    REGISTRATION RIGHTS AGREEMENT.

         "Registration Rights Agreement" means the agreement in the form of
Schedule 1.22 annexed hereto.

         1.23    SECURITIES ACT.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         1.24    SHARES.

         "Shares" shall mean the shares of QUINTEL's Common Stock delivered to PRN in exchange for the NL Interest.

         1.25    STOLZ.

         "Stolz" means Peter Stolz, one of the shareholders of PRN.



                      ARTICLE 2:  TRANSFER OF NL INTEREST.

         2.1     TRANSFER OF NL INTEREST.

                 QUINTEL and PRN hereby confirm in this Agreement the terms and conditions pursuant to which PRN has agreed to sell and transfer to NL Corp., a Delaware corporation which is a subsidiary of QUINTEL, and NL Corp. shall acquire PRN's NL Interest from PRN in consideration for the Shares upon the terms set forth in this Agreement.

         2.2     THE SHARES.

         The Shares will consist of three million two hundred thousand (3,200,000) shares of QUINTEL's common stock par value $.001 per share.

                 2.2.1    The certificates representing the Shares will bear
                   the following legend:

                   "Any transfer or other disposition of the shares represented by this certificate is subject to the provisions of an Agreement dated as of January 17, 1996 among Quintel Entertainment, Inc. (the "Corporation"), Calling Card Co., Inc., Psychic Readers Network, Inc., Steven L. Feder,
                   Thomas H. Lindsey, Jay Greenwald, Michael Miller, Claudia Newman, Jeffrey Schwartz, Andrew Stollman and Peter Stolz. The shares of stock represented by this certificate have not been registered under the United States Securities Act of 1933, as amended (the "Act") and may be transferred only if
                   (i) registered under the Act and if the requirements of any state having jurisdiction are complied with or (ii) the transfer is exempt from such registration and state requirements and counsel reasonably acceptable to the Corporation has delivered to the Corporation a written opinion reasonably acceptable to the Corporation setting forth the basis for such exemption."





         2.3       FORFEITURE PROVISIONS REGARDING THE ESCROW SHARES.

         One million two hundred thousand (1,200,000) of the Shares (hereafter referred to as the "Escrow Shares") shall be subject to forfeiture as set forth below:

                   i. None of the 1,200,000 Escrow Shares shall be forfeited and all of the Escrow Shares shall be delivered to PRN, if
                   (1) NL's EBIT for the entire FYE 11/30/96 is at least twelve million ($12,000,000) dollars, or (2) NL's EBIT for the first or second quarters of FYE 11/30/96 is at least five million ($5,000,000) dollars, or (3) NL's aggregate EBIT for the first and second quarters of FYE 11/30/96 is at least five million ($5,000,000) dollars;

                   ii. If none of the conditions set forth in subparagraph 2.3-i. is satisfied, but NL's EBIT for either the first quarter of FYE 11/30/96 or the second quarter of FYE 11/30/96 is at least three million ($3,000,000) dollars, then 400,000 Escrow Shares shall be forfeited and delivered to QUINTEL, and 800,000 Escrow Shares shall be delivered to PRN;

                   iii. If none of the conditions set forth in subparagraphs 2.3-i or 2.3-ii is satisfied, but if NL's EBIT in each of the first quarter of FYE 11/30/96 and the second quarter of FYE 11/30/96 is more than two million ($2,000,000) dollars, then 400,000 Escrow Shares shall be forfeited and delivered to QUINTEL, and 800,000 Escrow Shares shall be delivered to PRN; and

                   iv. If none of the conditions set forth in subparagraphs 2.3-i., 2.3-ii. or 2.3-iii. is satisfied, but if NL's EBIT for either the first quarter of FYE 11/30/96 or the second quarter of FYE 11/30/96 is more than two million ($2,000,000) dollars, then 800,000 Escrow Shares shall be forfeited and delivered to QUINTEL, and 400,000 Escrow Shares shall be delivered to PRN; and

                   v. If none of the conditions set forth in subparagraphs 2.3-i., 2.3-ii., 2.3-iii., or 2.3-iv. is satisfied, then all of the 1,200,000 Escrow Shares shall be forfeited and delivered to QUINTEL.



         2.4       DELIVERY AND RELEASE OF CERTIFICATES FOR THE ESCROW SHARES.

         At the Closing, the certificates representing the Escrow Shares shall be delivered to QUINTEL's counsel as Escrowee, and shall be held by Escrowee pursuant to the terms of the Escrow Agreement. Upon the determination of EBIT for a fiscal quarter, certificates representing the number of Escrow Shares, if any, to which PRN would then be entitled shall be promptly delivered to the PRN Principals (allocated among them in the same proportion as the Shares were allocated among them). No Escrow Shares shall be forfeited and delivered to Quintel until the determination of EBIT for the entire FYE 11/30/96.



         2.5       DETERMINATION OF EBIT.

         The determination of EBIT for any period shall be made by the QUINTEL Accountants in accordance with GAAP and consistent with past practices in connection with the preparation of NL's financial statements. In the event PRN disagrees with the QUINTEL Accountant's treatment of any item of income or expense in determining EBIT, PRN shall have the right to appoint its own firm of certified public accountants (the "PRN Accountants") to examine the issue within fifteen (15) business days following receipt of the QUINTEL Accountants' determination, and if the PRN Accountants and the QUINTEL Accountants cannot resolve the issue within thirty (30) days, then a third accountant will be selected by PRN's Accountants and the QUINTEL Accountants and the decision of a majority of the three accounting firms (which shall be in accordance with GAAP and consistent with past practices in connection with the preparation of NL's financial statements) shall be final and binding upon the parties. Each party shall bear the cost of its own accountant, but in the event of the appointment of a third accountant, the party against whom the issue is resolved shall bear the cost of the third accountant.



         2.6       CLOSING.

         The Closing shall take place concurrently with the execution of this Agreement at the offices of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, 750 Lexington Avenue, New York, New York.

                   2.6.1   DELIVERIES BY PRN AT CLOSING.

                   At Closing, PRN shall deliver to QUINTEL:

                   i. documents transferring and assigning the NL Interest to QUINTEL or its subsidiary acquiring the NL Interest;

                   ii.            the Escrow Agreement executed by PRN;

                   iii. the Non-Competition and Right of First Refusal Agreement to be executed by PRN and the PRN Principals;

                   iv.            an opinion letter of PRN's counsel Holland &
                                  Knight;

                   v. the Amended and Restated Service Agreement, and the Letter of Instruction referred to therein;

                   vi. a copy of PRN's Certificate of Incorporation, including all amendments, certified by the Secretary of State of Florida;

                   vii. a certificate from Florida to the effect that such corporation is in good standing in Florida.

                   viii. such other documents or instruments as may be necessary in order to consummate the transactions described in this Agreement.

                   2.6.2  DELIVERIES BY QUINTEL AT CLOSING.

                   At Closing, QUINTEL shall deliver to PRN:

                   i. certificates representing Two Million (2,000,000) Shares divided among the PRN Principals as follows:

                                 890,000    Shares to Feder,               44.5%

                                           220,000    Shares to Lindsey,             44.5%
                                           ----------
                                           890,000    Shares to Stolz,               11  %
                                           ----------


                   ii.            the Escrow Agreement executed by QUINTEL;

                   iii. the Non-Competition and Right of First Refusal Agreements executed by QUINTEL;

                   iv. the opinion of QUINTEL's counsel Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP;

                   v. a certificate from the Secretary of State of the State of Delaware to the effect that QUINTEL is in good standing in such state.

                   vi. such other documents or instruments as may be necessary in order to consummate the transactions described in this Agreement.

                   2.6.3  DELIVERIES BY CALLING CARD AT CLOSING.

                   At Closing, Calling Card shall deliver:

                   i.             the Employment Agreement executed by Calling
                                  Card;

                   ii. such other documents or instruments as may be necessary in order to consummate the transactions described in this Agreement.

                   2.6.4  OTHER DELIVERIES AT CLOSING.

                   At Closing, the following shall be delivered:

                   i. the Employment Agreement executed by Feder shall be delivered by Feder;

                   ii. the Non-Competition and Right of First Refusal Agreements executed by the PRN Principals shall be delivered by each of them;

                   iii. a certificate representing the Escrow Shares will be delivered by Quintel to the Escrow Agent.

                   iv. the Letter of Direction and Stock Powers referred to in Section 3.4.1.1.

                   2.6.5  DISTRIBUTION OF NL'S RETAINED EARNING.

                   At Closing PRN will be entitled to receive fifty (50%) percent of NL's retained earnings, for the period from February 1, 1996 through the Closing Date, plus the Deferred Tax Asset (as such term is defined in this paragraph); PRN's share of the retained earnings plus the Deferred Tax Asset shall be collectively referred to in this paragraph as "PRN's Retained Earnings Distribution". The term "Deferred Tax Asset" shall mean an amount equal to forty (40%) percent of the difference between (i)

                   PRN's share of NL's Retained Earnings determined under GAAP as at Closing and (ii) the amount of NL's Retained Earnings allocable to PRN for tax purposes from the inception of NL through the Closing.

                   PRN's Retained Earnings Distribution shall be determined by QUINTEL's Accountants in accordance with GAAP based upon a review of NL's financial statements as of the Closing Date. In the event of any disagreement between QUINTEL and PRN regarding the treatment of any item of income or expense or any other item bearing upon the special determination, the dispute shall be resolved in the same manner provided for in paragraph 2.5. PRN's Retained Earnings Distribution shall be paid to it within five (5) business days after delivery of the QUINTEL's Accountant's determination (subject to adjustment in the event of dispute upon resolution of the dispute in accordance with the procedure described in paragraph 2.5), provided, however, that to the extent that NL's available cash is insufficient to pay PRN's Retained Earnings Distribution as of such payment date, the amount of such shortfall shall be paid by NL in equal amounts to PRN, with interest at the prime rate and such obligation shall evidenced by an Earnings Distribution Note in the form annexed as Schedule 2.6, which will provide for aggregate monthly minimum payments of principal of $75,000.00 plus 50% of cash flow in excess of $500,000.00.


             ARTICLE 3: REGISTRATION OF SHARES; LOCK-UP AGREEMENTS.

         3.1       REGISTRATION OF SHARES.

                   3.1.1 QUINTEL agrees that it will, as promptly as practicable after the Closing, file, and use its best efforts to cause to become effective under the Securities Act, a registration statement covering the Shares (the "Registration Statement") to permit the public distribution, which shall include the resale on a continuing basis, of the Shares by the PRN Principals, in accordance with the Registration Rights Agreement.

         3.2 LOCK UP AGREEMENTS: TREATMENT OF PRN PRINCIPALS AS "AFFILIATES"; LIMITATION ON SALE OF SHARES BY QUINTEL PRINCIPALS AND PRN PRINCIPALS THROUGH SEPTEMBER 5, 1996.

                   3.2.1 The PRN Principals by their execution of this Agreement agree that for as long as the PRN Principals as a group hold Shares which in the aggregate constitute five (5%) percent or more of the total voting shares of common stock of QUINTEL, the PRN Principals will not sell or otherwise dispose of that number of their Shares which in the aggregate exceed the number of shares which could be sold if the provisions of Rule 144-e(1) (as in effect on the date of this Agreement) promulgated under the Securities Act, applied to each PRN

         Principal as if the Shares were "restricted securities" as defined in Rule 144(a)(3) notwithstanding the fact that the Shares may have been registered for sale under the Securities Act or that each of the PRN Principals may not be an "affiliate" as defined in Rule 144(a)(1); provided, however, that if a PRN Principal's Shares are not in fact "restricted securities" as defined in Rule 144(a)(3), such PRN Principal shall be permitted to sell that number of Shares whose net proceeds (deducting brokerage commissions only) is equal to (x) the principal amount of a loan made by Quintel to a PRN Principal pursuant to Section 3.4.2 of this Agreement or (y) to pay the PRN Principal's Net Tax Liability (as such term is defined below), if any.

                          3.2.1.1 The term "Net Tax Liability" shall apply only
                   if the acquisition of the NL Interest is not treated as a tax- free transaction, and shall mean, in such event,

                          A. Twenty eight (28%) percent (or such lesser percentage at which the capital gain from the sale of the NL Interest is taxed under the Internal Revenue Code) of the sum of:

                                  (i)      the Closing Market Price of all of
                                           such PRN Principal's Shares
                                           multiplied by One minus the
                                           Appraisal Discount (defined below),
                                           and

                                  (ii)     the proceeds, if any, realized by
                                           the PRN Principal from the sale of
                                           Shares prior to the date of any loan
                                           provided for herein or the due date
                                           of a PRN Principal's Net Tax
                                           Liability;

                          less:

                          B. Sixty (60%) percent of the product obtained by multiplying

                                        (1) NL's retained earnings through the
                                        Closing Date distributed to PRN
                                        by

                                        (2) the PRN Principal's equity interest
                                        in PRN.

                           3.2.1.2 The term "Appraisal Discount" means the
                   discount applied by the PRN Principals' expert in valuing the Shares for tax purposes.

                   3.2.2 Each PRN Principal and each QUINTEL Principal agrees that from the Closing Date until September 5, 1996 they will not sell among them during any three (3) month period occurring prior to September 5, 1996 that number of shares of Common Stock which exceeds the greater of (1) 750,000 shares of Common Stock or (2) that number of shares of Common Stock equal to the product of (x) the average weekly trading volume of the Common Stock during the four calendar weeks preceding a sale of shares of Common Stock multiplied by (y) five (5).

                          3.2.2.1 In determining the number of shares of Common Stock which may be sold by each PRN Principal and QUINTEL Principal during any three (3) month period referred to in Section 3.2.2, the PRN Principals shall be entitled to sell among them in the aggregate one-sixth (1/6) of the aggregate number of shares of Common Stock which may be sold by all of the PRN Principals and QUINTEL Principals during such period, and each QUINTEL Principal shall be entitled to sell one- sixth (1/6) of the aggregate number of shares of Common Stock which may be sold by all of the PRN Principals and QUINTEL Principals during such period.

         3.3 ADDITIONAL LOCK UP AGREEMENT BY PRN PRINCIPALS DURING TWO YEAR PERIOD FOLLOWING CLOSING.

         In addition to the lock up agreements provided for in Section 3.2 of this Agreement, the PRN Principals agree that during the two (2) year period following the Closing (hereafter referred to as the "Section 3.3 Lock Up Period") the PRN Principals will not sell or otherwise dispose of their shares of Common Stock (including any shares of Common Stock which they may acquire in addition to the Shares but excluding 86,000 shares of Common Stock owned by the PRN Principals as of the date hereof) except as provided in this Section 3.3.

                   3.3.1 If a QUINTEL Principal decides to sell any Common Stock, the QUINTEL Principal shall give notice to the PRN Principals and each other QUINTEL Principal of his or her intention to sell shares of Common Stock not later than twenty-four (24) hours prior to the date on which the QUINTEL Principal wishes to commence such sale (such notice of sale is referred to as the "Sale Notice" and a QUINTEL Principal giving a Sale Notice is referred to as the "Selling QUINTEL Principal"). The Sale Notice shall:

                          i. set forth the number of shares of Common Stock which the Selling QUINTEL Principal wishes to sell (the number of shares identified in a Sale Notice is referred to as the "Base Shares");


                          ii. the date on which the Selling QUINTEL Principal proposes to commence selling such shares (such date is referred to as the "First Sale Date").

         The First Sale Date shall not be earlier than forty-eight (48) hours following the giving of the Sale Notice by the Selling QUINTEL Principal. The PRN Principals shall then have the right to sell that number of their shares of Common Stock (the "Aggregate PRN Shares") equal to the product of the number of shares of Common Stock owned by all of the PRN Principals at the date of the Sale Notice multiplied by a fraction (hereafter referred to as the "QUINTEL Calculation Fraction"), the numerator of which is the number of Base Shares identified in the Sale Notice by the Selling QUINTEL Principal and the denominator of which is the total number of shares of Common Stock owned by all of the QUINTEL Principals as of the date of the Sale Notice. As among them, the PRN Principals shall each have the right to then sell that number of shares of Common Stock equal to the Aggregate PRN Shares multiplied by a fraction (hereafter referred to as the "PRN Calculation Fraction"), the numerator of which is the number of shares of Common Stock owned by the PRN Principal and the denominator of which is the total number of shares of Common Stock owned by all of the PRN Principals.

                          3.3.1.1 Each PRN Principal may give written notice to
                   any other PRN Principal that the PRN Principal does not wish to sell all or a portion of his allocated portion of the Aggregate PRN Shares (hereafter such number of shares of Common Stock of the Aggregate PRN Shares which a PRN Principal would be entitled to sell but determines not to sell is referred to as the "Waived Shares"), in which event the other PRN Principals shall have the right to sell an additional number of shares of Common Stock equal to the product of the Waived Shares multiplied by a fraction, the numerator of which is the number of shares of Common Stock owned by such PRN Principal and the denominator of which is the total number of shares of Common Stock owned by the PRN Principals other than the PRN Principal giving notice of his election not to sell the Waived Shares. Any Waived Shares which any other PRN Principal decides not to sell, may then be sold by the remaining PRN Principal.

                          3.3.1.2 The lock-up agreement set forth in this
                   Section 3.3 shall not apply to the sale by the PRN Principals of that number of shares of Common Stock which equals (A) the result obtained by dividing (i) the Net Tax Liability by (ii) the market price of the Common Stock on April 14, 1997, or (B) the result obtained by dividing (i) the principal balance of a loan made pursuant to Section 3.4 which has come due by (ii) the market price of the Common Stock on the date preceding such due date. In the event of a sale by a PRN Principal pursuant to the exception provided for in this subsection 3.3.1.2, the QUINTEL Principals shall be free to sell that number of shares of Common Stock which equals the product obtained by multiplying the total number of shares of Common Stock owned by the QUINTEL Principals by a fraction, the numerator of which is the number of shares of Common Stock sold by the PRN Principals pursuant to the exception provided for in this subsection 3.3.1.2. and the denominator of which is the total number of shares of Common Stock owned by the PRN Principals prior to such sale.

                          3.3.1.3 The PRN Principals and the QUINTEL Principals
                   agree that any Sale Notice for purposes of this Section 3.3 or Section 3.4 shall be effective as to that PRN Principal or QUINTEL Principal if it is given orally by telephone or in person, followed immediately by written notice given by facsimile or overnight delivery or mail to the addresses and facsimile numbers set forth under each person's signature at the end of this Agreement, or to such other address or fax number which is given in writing to all parties to this Agreement.

         3.4       LOANS TO PRN PRINCIPALS.

                   3.4.1 If at the time a Selling QUINTEL Principal gives a Sale Notice during the Section 3.3 Lock Up Period, a Registration Statement covering the Shares has not become effective under the Securities Act and, in the opinion of counsel to QUINTEL, the sale of the Shares is not permitted under an applicable exemption from the registration requirements under the Securities Act and applicable state law requirements, then the PRN Principals shall have the right to require the Selling Quintel Principal to sell that number of additional shares of Common Stock (such additional number of shares is referred to as the "Aggregate Additional Shares") equal to the number of shares of Common Stock owned by the PRN Principals multiplied by the Quintel Calculation Fraction and to loan the Net Additional Sale Proceeds (as defined in Section 3.4.1.3) to the PRN Principals exercising their Section 3.4.1 Loan Right (as such term is defined herein). Each PRN Principal shall have a Section 3.4.1 Loan Right as to that number of shares of Common Stock equal to the product of the Aggregate Additional Shares multiplied by the PRN Calculation Fraction. The right of a PRN Principal to require a Selling QUINTEL Principal to sell additional shares of Common Stock pursuant to this
         Section 3.4.1 and make the loan required under this Section 3.4.1 is referred to as the "Section 3.4.1 Loan Right".

                          3.4.1.1 A Section 3.4.1 Loan Right may only be
                   exercised by a PRN Principal if a PRN Principal gives notice of exercise (the "Exercise Notice") to the Selling QUINTEL Principal not later than twenty-four (24) hours prior to the First Sale Date, and if certificates representing the shares of Common Stock as to which the Section 3.4.1 Loan Right is being exercised (hereafter the number of shares as to which a Section 3.4.1 Loan Right is exercised by a PRN Principal are referred to as the "Section 3.4.1 Shares"), together with stock powers signed in blank in form for transfer of the Section 3.4.1 Sale Shares are delivered to the Selling QUINTEL Principal not later than the First Sale Date to secure repayment of the loan made pursuant to this Section
                   3.4.1 (hereafter referred to as "Section 3.4.1 Loan"). Time shall be of the essence with respect to the deliveries required under this Paragraph 3.4.2.1. At Closing, the PRN Principals shall deliver to the Escrowee certificates representing [__________] shares of Common Stock, together with stock powers signed in blank in form for transfer, and a Letter of Direction authorizing and directing the Quintel Principals to sell the Aggregate Additional Shares pursuant to this Section 3.4.1 and agreeing to accept the resulting
                   Section 3.4.1 Loan and execute the Loan Documents referred to in Section 3.4.1.4, and granting the Quintel Principals a power of attorney to execute the Loan Documents. The Letter of Direction shall be effective from the Closing until revoked by a PRN Principal by notice to the Escrowee and the Chairman of Quintel. Upon such revocation, any certificates for shares of Common Stock which have not been sold as provided for herein shall be returned to the PRN Principals.

                          3.4.1.2 The Selling QUINTEL Principal shall increase
                   the number of shares offered for sale pursuant to a Sale Notice by the number of the Section 3.4.1 Shares identified in the Exercise Notice (the sum of the Base Shares and the Section

                   3.4.1 Shares is referred to as the "Covered Shares"). Any Covered Shares not sold by the Selling QUINTEL Principal within five (5) trading days following the expiration of the Exercise Period resulting from a Sale Notice (such five (5) day period is referred to as the "Sale Period") shall be allocated between the PRN Principal and the Selling Quintel Principal in the same ratio as the original number of Base Shares bears to the original number of Section 3.4.1 Shares, and certificates representing the number of Covered Shares so allocated to the PRN Principal shall be promptly returned to the PRN Principal and any sale of such number of Shares shall require the delivery of a new Sale Notice and give rise to a new Section 3.4.1 Loan Right for each PRN Principal.

                          3.4.1.3 The amount of the Section 3.4.1 Loan by the
                   Selling Quintel Principal to the PRN Principal exercising a
                   Section 3.4.1 Loan Right shall be equal to (A) one (1) minus the combined marginal federal and state income tax rate of the Quintel Principal multiplied by (B) the average price per share of the Covered Shares which the Selling QUINTEL Principal sells pursuant to the Sale Notice (such amount is referred to as the "Net Additional Sale Proceeds") during the Sale Period.

                          3.4.1.4 The Section 3.4.1 Loan shall be made to the
                   PRN Principals exercising their Section 3.4.1 Loan Right within five (5) business days after expiration of the Sale Period. Each Section 3.4.1 Loan shall be evidenced by a
                   Note in the form annexed hereto as Schedule 3.4.1(A) (the "Section 3.4.1 Note"), which will be executed and delivered upon the making of the Section 3.4.1 Loan, and repayment shall be secured by a pledge of the Section 3.4.1 Sale Shares pursuant to the Security Agreement in the form annexed hereto as Schedule 3.4.1(B) (the "Security Agreement"), and shall be jointly and severally guaranteed by the PRN Principals pursuant to a guaranty in the form annexed hereto as Schedule 3.4.1-(C) (the

                   "Guaranty"). Each Section 3.4.1 Note shall bear interest at the rate equal to the minimum "Applicable Federal Rate" required by Section 7872 of the Internal Revenue Code on the date the loan is made, with such interest payable monthly and the entire balance of interest and principal shall be repayable in full within five (5) business days after the first to occur of (i) the date a Registration permitting the sale of the Shares under the Securities Act becomes effective or (ii) the sale of the Shares is exempt from such registration and applicable state law requirements in the opinion of counsel to Quintel.

                   3.4.2 QUINTEL agrees that, in the event that (i) the market price of QUINTEL's Common Stock on April 15, 1997 is not at least eighty (80%) percent of the Closing Market Price of the Common Stock, or (ii) a Registration Statement covering the Shares has not become effective under the Securities Act and, in the opinion of counsel to QUINTEL, the sale of the Shares is not permitted under an applicable exemption from the registration requirements under the Securities Act and applicable state law requirements, and if QUINTEL or the PRN Principals have been unable to arrange for a loan, secured by the Shares, in an amount equal to the PRN Principal's Net Tax Liability, then QUINTEL shall, on or about April 15, 1997, at the request of the PRN Principals, make a loan to each PRN Principal requesting a loan in an amount equal to the PRN Principal's Net Tax Liability, provided, however, that in no event shall the total amount of all loans made to the PRN Principals exceed two million five hundred thousand ($2,500,000.00) dollars in the aggregate.

                          3.4.2.1 Each loan to a PRN Principal by QUINTEL
                   pursuant to this Section 3.4.2 (a "Section 3.4.2 Loan") will be evidenced by a Promissory Note in the form annexed hereto as Schedule 3.4.2 (each referred to as a "Section 3.4.2 Note") and secured by a pledge of all of the Holder's Shares pursuant to the Security Agreement, and shall be jointly and severally guaranteed by the PRN Principals pursuant to the Guaranty, which documents shall be executed by the PRN Principal upon the making of the loan. Each
                   Section 3.4.2. Loan shall be repayable upon the earlier of
                   (x) 24 months after the loan is made or (y) if the Section
                   3.4.2 Loan was made pursuant to subclause (i) of this
                   Section 3.4.2, in the event that the Common Stock trades at the Closing Market Price or higher for five (5) days during any consecutive thirty (30) day period after the date of the
                   Section 3.4.2. Loan, on the date which is five (5) business days following such event, or (z) if the Section 3.4.2 Loan was made pursuant to subclause (ii) of this Section 3.4.2, within five (5) business days after the first to occur of
                   (xx) the date a Registration permitting the sale of the Shares under the Securities Act becomes effective or (yy) the sale of the Shares is exempt from such registration and applicable state law requirements in the opinion of counsel to Quintel.

               ARTICLE 4: REPRESENTATIONS AND WARRANTIES OF PRN.

         PRN and by their signatures at the end of this Agreement, the PRN Principals jointly and severally represent, warrant and covenant to QUINTEL and Calling Card the following:

         4.1       EXISTENCE AND GOOD STANDING.

         PRN is a corporation validly existing under the laws of Florida, and has all requisite power and authority to own, lease and operate all its properties and to carry on its business as now being conducted.

         4.2       CAPITAL STOCK.

         PRN has an authorized capitalization consisting of One Thousand (1,000) shares par value $1.00, of which four hundred and forty five (445) shares are issued to Feder, one hundred and ten

(110) shares are issued to Stolz and four hundred and forty five (445) shares are issued to Lindsey. All such outstanding shares have been duly authorized and validly issued and are fully paid and non-assessable, and have not been issued in violation of any preemptive rights of stockholders. No other class of capital stock of PRN is authorized or outstanding. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of PRN.

         4.3       FINANCIAL STATEMENTS.

                   4.3.1 PRN and the PRN Principals have reviewed the following financial statements (the "Financial Statements"):

                   (i) balance sheet (the "Balance Sheet") of NL as at November 30, 1995 (the "Balance Sheet Date") and the related statements of operations, cash flows and supporting schedules for the year ended November 30, 1995;

                   (ii) balance sheet of NL as at 02/29/96, and the related statements of operations, cash flows and supporting schedules for the three months ended 02/29/96.

                   4.3.2 The Financial Statements are true and correct and, except as stated therein, have been be prepared in accordance with GAAP throughout the periods indicated. Each of the balance sheets fairly presents the financial condition of NL at the date thereof and, except as indicated therein, reflects all claims against and all debts and liabilities of NL, fixed or contingent, as at the date thereof, required to be shown thereon under GAAP and the related statements of operations and cash flows accurately present the results of operation of NL and cash flows for the period indicated.

                   4.3.3  Since the Balance Sheet Date, except as set forth on
Schedule 4.3.3 to this Agreement, there has been (a) no material adverse change in the assets or liabilities, or in the business or financial condition, the results of operations, or to the best knowledge, information and belief of PRN and the PRN Principals, in the prospects, of NL and (b) no change in the assets or liabilities, or in the business or financial condition, or the results of operations, of NL except in the ordinary course of business; and no fact or condition exists or, to the best knowledge, information and belief of PRN or the PRN Principals is contemplated, or threatened, which might cause such a material adverse change in the future.

         4.4       TITLE TO NL INTEREST; ENCUMBRANCES.

         PRN has good and marketable title to the NL Interest, subject to no encumbrance, lien, charge or other restriction of any kind or character.

         4.5       LITIGATION.

         Except as set forth in Schedule 4.5 to this Agreement, to their best knowledge, information and belief, there is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before any governmental or other instrumentality or agency, pending, threatened, against or affecting NL, or any of its properties or rights, and they do not know of any valid basis for any such action, proceeding or investigation. Except as set forth on Schedule 4.5, neither PRN, the PRN Principals nor NL is subject to any judgment, order or decree entered in any lawsuit or proceeding which would prevent or interfere with the consummation of the transactions contemplated hereby.

         4.6       LIABILITIES.

                   NL has no outstanding claims against it or liabilities or indebtedness, contingent or otherwise, except as set forth in the Balance Sheet or referred to in the footnotes thereto, other than (i) liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business and consistent with past practice and other liabilities, which individually or in the aggregate, are not material to the business prospects, operation, properties, income or condition (financial or otherwise) of NL or (ii) liabilities set forth on any Schedule hereto.

         4.7       COMPLIANCE WITH LAWS.

         To the best of their knowledge, information and belief, NL is in compliance in all material respects with all applicable foreign, federal, state and local laws, regulations and orders and all other applicable requirements of any governmental, regulatory or administrative agency or authority or court or other tribunal having jurisdiction, the violation of which, individually or in the aggregate, would have a material adverse effect on NL's business or its financial conditions or prospects. To the best of their knowledge, information and belief, NL is not now charged with, and is not now under individual investigation with respect to, any violation of any law, regulations, or order affecting its business, and NL has filed all reports required to be filed with any governmental, regulatory or administrative agency.

         4.8       LICENSES.

         To the best of their knowledge, information and belief, NL has all licenses and permits and other governmental certificates, authorizations and approvals (collectively, "Licenses") required by any governmental or regulatory body for the operation of its business and the use of its properties as presently operated or used, except where the failure to have such Licenses would not have a material and adverse effect on the financial condition, results of operations, assets, properties or business of NL. All of the Licenses are in full force and effect and no action or claim is pending, nor to the best of their knowledge, information and belief is threatened, to revoke or terminate any of the Licenses or declare any License invalid in any material respect.

         4.9       NO CHANGES SINCE THE BALANCE SHEET DATE.

         Since the Balance Sheet Date, except as specifically stated on
Schedule 4.9 to this Agreement, PRN has not

                   (a) incurred on behalf of NL any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business;

                   (b) permitted any of NL's assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind;

                   (c) sold, transferred or otherwise disposed of any of NL's assets except in the ordinary course of business;

                   (d) amended or terminated any agreement which is material to the business of NL;

                   (e) agreed, whether or not in writing, to do any of the foregoing.


         4.10      VALID AGREEMENTS; RESTRICTIVE DOCUMENTS.

         PRN and the PRN Principals each has the full legal right and capacity to execute, deliver and perform this Agreement and the Other Documents and the transactions contemplated thereby, each of which has been duly authorized by all necessary corporate action of PRN. This Agreement and the Other Documents have been duly executed and delivered by PRN and the PRN Principals and constitute the valid and binding obligation of each of them enforceable against each in accordance with their terms except as the enforcement thereof may be limited by bankruptcy, reorganization, moratorium, insolvency and other laws of general applicability relating to or affecting creditors' rights or general principles of equity. None of PRN or the PRN Principals is subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which would prevent consummation of the transactions contemplated by this Agreement or compliance by them with the terms, conditions and provisions of this Agreement and the Other Documents. The execution, delivery and performance of this Agreement and the Other Documents and the consummation of the transactions contemplated thereby will not

                   (i) violate, conflict with or result in the breach of any provision of the charter documents or by-laws of PRN;

                   (ii) violate, conflict with or result in the breach or material modification of any of the terms of, or constitute (or with notice or lapse of time or both constitute) a default under, or otherwise give any other contracting party the right to accelerate or terminate, any obligation, contract, agreement, lien, judgment, decree or other instrument to which PRN or any of the PRN Principals is a party or by or to which any of them or any of their assets or properties may be bound or subject;

                   (iii) violate any order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, PRN or any of the PRN Principals or upon any of their assets; or

                   (iv) violate any statute, law or regulation of any jurisdiction.


         4.11      REQUIRED APPROVALS, NOTICES AND CONSENTS.

         No consent or approval of, other action by, or notice to, any governmental body or agency, domestic or foreign, or any third party is required in connection with the execution and delivery by PRN and the PRN Principals of this Agreement and the Other Documents or the consummation by PRN and the PRN Principals of the transactions contemplated thereby.

         4.12      DISCLOSURE.

         None of this Agreement, the Financial Statements, any Schedule hereto, or any certificate, document or written statement to be delivered as required under this Agreement by or on behalf of PRN or the PRN Principals contains, or will contain, any untrue statement of a material fact, or omits, or will omit, any statement of a material fact required to be stated or necessary in order to make the statements contained herein or therein not misleading. There is no fact known to PRN or the PRN Principals which materially and adversely affects the business, prospects or financial condition of NL or its properties or assets, which has not been, or will not be, set forth in this Agreement or any Schedule hereto, or in the certificates, documents or statements in writing to be delivered at the Closing.

            ARTICLE 5: REPRESENTATIONS OF QUINTEL AND CALLING CARD.

         QUINTEL and Calling Card jointly and severally represent, warrant and covenant to PRN as follows:

         5.1       EXISTENCE AND GOOD STANDING.

         QUINTEL is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Calling Card is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Calling Card is a wholly owned subsidiary of QUINTEL.

         5.2       SHARES.

         The Shares delivered at Closing have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of any preemptive rights of stockholders.

         5.3       FINANCIAL STATEMENTS.

                   5.3.1  QUINTEL has reviewed the Financial Statements.

                   5.3.2 The Financial Statements are true and correct and, except as stated therein, have been prepared in accordance with GAAP throughout the periods indicated. Each of the balance sheets fairly presents the financial condition of NL at the date thereof and, except as indicated therein, reflects all claims against and all debts and liabilities of NL, fixed or contingent, as at the date thereof, required to be shown thereon under GAAP and the related statements of operations and cash flows accurately present the results of operation of NL and cash flows for the period indicated.

                   5.3.3  Since the Balance Sheet Date, except as set forth on
Schedule 4.3.3 to this Agreement, there has been (a) no material adverse change in the assets or liabilities, or in the business or financial condition, the results of operations, or to the best knowledge, information and belief of QUINTEL in the prospects, of NL and (b) no change in the assets or liabilities, or in the business or financial condition, or the results of operations, of NL except in the ordinary course of business; and no fact or condition exists to the best knowledge, information and belief of QUINTEL, or is contemplated or threatened, which might cause such a material adverse change in the future.

         5.4       LITIGATION.

         Except as set forth in Schedule 4.5 to this Agreement, to its best knowledge, information and belief, there is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before any governmental or other instrumentality or agency, pending, threatened, against or affecting NL, or any of its properties or rights, and it does not know of any valid basis for any such action, proceeding or investigation. Except as set forth on Schedule 4.5, neither QUINTEL nor NL is not subject to any judgment, order or decree entered in any lawsuit or proceeding which would prevent or interfere with the consummation of the transactions contemplated hereby.

         5.5       LIABILITIES.

                   NL has no outstanding claims against it or liabilities or indebtedness, contingent or otherwise, except as set forth in the Balance Sheet or referred to in the footnotes thereto, other than (i) liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business and consistent with past practice and other liabilities which individually or in the aggregate, are not material to the business prospects, operation, properties, income or condition (financial or otherwise) of NL or (ii) liabilities set forth on any Schedule hereto or which are not required to be set forth on any Schedule hereto because such liabilities are specifically excluded from disclosure on the Schedules provided for by the provisions of this Agreement.

         5.6       COMPLIANCE WITH LAWS.

         To the best of its knowledge, information and belief, NL is in compliance in all material respects with all applicable foreign, federal, state and local laws, regulations and orders and all other applicable requirements of any governmental, regulatory or administrative agency or authority or court or other tribunal having jurisdiction, the violation of which, individually or in the aggregate, would have a material adverse effect on NL's business or its financial conditions or prospects. To the best of its knowledge, information and belief, NL is not now charged with, and is not now under individual investigation with respect to, any violation of any law, regulations, or order affecting its business, and NL has filed all reports required to be filed with any governmental, regulatory or administrative agency.

         5.7       LICENSES.

         To the best of its knowledge, information and belief, NL has all Licenses required by any governmental or regulatory body for the operation of its business and the use of its properties as presently operated or used, except where the failure to have such Licenses would not have a material and adverse effect on the financial condition, results of operations, assets, properties or business of NL. All of the Licenses are in full force and effect and no action or claim is pending, nor to the best knowledge, information and belief of QUINTEL, is threatened to revoke or terminate any of the Licenses or declare any License invalid in any material respect.

         5.8       NO CHANGES SINCE THE BALANCE SHEET DATE.

         Since the Balance Sheet Date, except as specifically stated on
Schedule 4.9 to this Agreement, QUINTEL has not

                   (a) incurred on behalf of NL any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business;

                   (b) permitted any of NL's assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind;

                   (c) sold, transferred or otherwise disposed of any of NL's assets except in the ordinary course of business;

                   (d) amended or terminated any agreement which is material to the business of NL;

                   (e) agreed, whether or not in writing, to do any of the foregoing.


         5.9       VALID AGREEMENTS; RESTRICTIVE DOCUMENTS.

         QUINTEL and Calling Card each has the full authority to execute, deliver and perform this Agreement and the Other Documents and the transactions contemplated thereby. This Agreement and the Other Documents have been duly and validly authorized, executed and delivered by QUINTEL and Calling Card, constitute a valid and binding agreement of QUINTEL and Calling Card enforceable against QUINTEL and Calling Card, as the case may be, in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, reorganization, moratorium, insolvency and other laws of general applicability relating to or affecting creditors' rights or general principles of equity. Except as set forth in Schedule 5.9 to this Agreement, neither QUINTEL nor Calling Card is subject to, or a party to, any mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which would prevent consummation of the transactions contemplated by this Agreement and the Other Documents or compliance by the QUINTEL or Calling Card with the terms, conditions and provisions of this Agreement and the Other Documents. The execution, delivery and performance of this Agreement and the Other Documents and the consummation of the transactions contemplated thereby will not

                   (i) violate, conflict with or result in the breach of any provision of the charter documents or by-laws of Quintel or Calling Card;

                   (ii) violate, conflict with or result in the breach or material modification of any of the terms of, or constitute (or with notice or lapse of time or both constitute) a default under, or otherwise give any other contracting party the right to accelerate or terminate, any obligation, contract, agreement, lien, judgment, decree or other instrument to which QUINTEL or Calling Card is a party or by or to which QUINTEL or Calling Card may be bound or subject;

                   (iii) violate any order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, QUINTEL or Calling Card or their respective assets; or

                   (iv) violate any statute, law or regulation of any jurisdiction.


         5.10      REQUIRED APPROVALS, NOTICES AND CONSENTS.

         No consent or approval of, other action by, or notice to, any governmental body or agency, domestic or foreign, or any third party is required in connection with the execution and delivery by QUINTEL or Calling Card of this Agreement and the Other Documents or the consummation by QUINTEL or Calling Card of the transactions contemplated thereby.

         5.11      DISCLOSURE.

         None of this Agreement, the Financial Statements, or any Schedule as to which a representation and warranty is made by QUINTEL in this Section 5, or any certificate, document or written to be delivered as required under this Agreement by or on behalf of QUINTEL contains, or will contain, any untrue statement of a material fact, or omits, or will omit, any statement of a material fact required to be stated or necessary in order to make the statements contained herein or therein not misleading. There is no fact known to QUINTEL which materially and adversely affects the business, prospects or financial condition of NL or its properties or assets, which has not been, or will not be, set forth in this Agreement or any Schedule hereto, or in the certificates, documents or statements in writing to be delivered at the Closing.

                             ARTICLE 6: COVENANTS.

         6.1       FURTHER ASSURANCES.

         The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and transactions contemplated hereby.

         6.2       NO BROKERS.

                   6.2.1 PRN and the PRN Principals represent and warrant to QUINTEL and Calling Card that no broker, finder, agent or similar intermediary has acted on behalf of PRN or the PRN Principals in connection with this Agreement or the transactions contemplated hereby, and that there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with any of them, or any action taken by any of them. PRN and the PRN Principals agree to jointly and severally indemnify and save QUINTEL and Calling Card and their respective officers, directors, employees and agents harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of PRN or the PRN Principals, and to bear the cost of legal expenses incurred in defending against any such claim.

                   6.2.2 QUINTEL and Calling Card each represents and warrants to PRN and the PRN Principals that no broker, finder, agent or similar intermediary has acted on behalf of QUINTEL or Calling Card in connection with this Agreement or the transactions contemplated hereby, and that there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with QUINTEL or Calling Card or any action taken by QUINTEL or Calling Card.
QUINTEL and Calling Card agree to jointly and severally indemnify and save PRN and its officers, directors, employees and agents and the PRN Principals harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of the

QUINTEL or Calling Card, and to bear the cost of legal expenses incurred in defending against any such claim.

               ARTICLE 7: SURVIVAL OF REPRESENTATIONS; INDEMNITY.

         7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF PRN AND THE PRN PRINCIPALS.

         Notwithstanding any right of QUINTEL or Calling Card fully to investigate the affairs of NL, PRN and the PRN Principals and notwithstanding any knowledge of facts determined or determinable by QUINTEL or Calling Card pursuant to such investigation or right of investigation, QUINTEL and Calling Card shall have the right to rely fully upon the representations and warranties of PRN and the PRN Principals contained in this Agreement and any of the Other Documents. All such representations and warranties and the indemnification obligations under Section 9.2 shall survive the execution and delivery of this Agreement and the Other Documents and the Closing hereunder for a period of three (3) years following the Closing Date, except as to the representations and warranties made in Section 4.4 and the obligation to indemnify as to same, which shall survive the execution of this Agreement and the Other Documents and the Closing hereunder until the date of expiration of the relevant federal, state or other statute of limitations; except as to matters as to which any Indemnitee has made a claim for indemnification or given a Claims Notice under
Section 9.5 on or prior to the expiration of the applicable period aforesaid, in which case the right to indemnification with respect thereto shall survive the expiration of any such period until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

         7.2       OBLIGATION OF PRN AND THE PRN PRINCIPALS TO INDEMNIFY.

         In addition to the indemnification provisions contained in Schedule
3.1 to this Agreement, PRN and the PRN Principals agree to jointly and severally indemnify, defend and hold harmless

QUINTEL and Calling Card, and their respective officers, directors, employees and agents, and any of their successors and assigns from and against any and all losses, liabilities, damages, deficiencies, demands, claims, actions, judgments or causes of action, assessments, costs or expenses (including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements) ("Claims"), whether such Claims are incurred in disputes with PRN or the PRN Principals or involving third-party claims against the QUINTEL or Calling Card based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of PRN or any of the PRN Principals contained in this Agreement.

         7.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF QUINTEL AND CALLING CARD.

         Notwithstanding any knowledge of facts determined or determinable by PRN pursuant to any investigation or right of investigation of the affairs of the QUINTEL or Calling Card, PRN and the PRN Principals shall have the right to rely fully upon the representations and warranties of the QUINTEL or Calling Card contained in this Agreement and the Other Documents. All such representations and warranties and the indemnification obligations under
Section 9.4 shall survive the execution and delivery of this Agreement and the Other Documents and the Closing hereunder for a period of three (3) years following the Closing Date; except as to matters as to which any Indemnitee has made a claim for indemnification or given a Claims Notice under Section 9.5 on or prior to the expiration of the applicable period aforesaid, in which case the right to indemnification with respect thereto shall survive the expiration of any such period until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

         7.4       OBLIGATION OF QUINTEL AND CALLING CARD TO INDEMNIFY.

         In addition to the indemnification provisions contained in Schedule
3.1 to this Agreement, QUINTEL and Calling Card each agrees to indemnify, defend and hold harmless PRN and its successors and assigns from and against any and all Claims based upon, arising out of or otherwise in respect of any Assumed Liability or any inaccuracy in or any breach of any representation or warranty of QUINTEL or Calling Card contained in this Agreement.

         7.5       NOTICE AND OPPORTUNITY TO DEFEND.

                   7.5.1  NOTICE OF ASSERTED LIABILITY.

                   Promptly after receipt of any party hereto (the "Indemnitee") of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in any Claims, the Indemnitee shall promptly give notice thereof (the "Claims Notice") to the party obligated to provide indemnification pursuant to Section 9.2 or 9.4 (the "Indemnifying Party"); provided, however, that the failure of any Indemnitee to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under paragraph (a) or (b), except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Claims that have been or may be suffered by the Indemnitee.

                   7.5.2  OPPORTUNITY TO DEFEND.

                   The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted

Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability at the expense of the Indemnifying Party (if the Indemnifying Party is found obligated to indemnify the Indemnitee with respect to the Claim). Subject to the limitations contained in Section 9.5.3 on the obligations of the Indemnifying Party in respect of proposed settlements, the Indemnitee shall have the right to employ its own counsel with respect to any Asserted Liability, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless
(a) the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such action, or (b) such Indemnifying Party shall not have, as provided above, promptly employed counsel reasonably satisfactory to the Indemnitee to take charge of the defense of such action, or (c) the Indemnitee shall have reasonably concluded based on an opinion of counsel that there may be one or more legal defenses available to it which are different from or additional to those available to such Indemnifying Party, in any of which events such reasonable fees and expenses shall be borne by the Indemnifying Party and the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnitee in respect of such different or additional defenses. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. If the Indemnifying Party elects not to assume the defense of a Claim, it will not be obligated to pay the fees and expenses of more than one counsel for all Indemnitees with respect to such claim, unless in the reasonable judgment of an Indemnitee, and in the opinion of such Indemnitee's counsel, a conflict of interest may exist between such Indemnitee and any other of such Indemnitees with respect to such claim, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such additional counsel or counsels.

                   7.5.3  SETTLEMENT.

         Notwithstanding the provisions of Section 9.5.2., neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim for which indemnification has been sought and is available hereunder, over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld or delayed. If, however, the Indemnitee refuses to consent to a bona fide offer of settlement which the Indemnifying Party wishes to accept, the Indemnitee may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the Indemnitee. In such event, the obligation of the Indemnifying Party to the Indemnitee shall be equal to the lesser of (i) the amount of the offer of settlement which the Indemnitee refused to accept plus the costs and expenses of the Indemnitee prior to the date the Indemnifying Party notified the Indemnitee of the offer of settlement, or (ii) the actual out-of-pocket amount the Indemnitee is obligated to pay as a result of the Indemnitee's continuing to pursue such matter. No party will be required to consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such party of a release from all liability in respect to the Claim.

                           ARTICLE 8: MISCELLANEOUS.

         8.1       EXPENSES.

         Except as otherwise provided herein, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement the Other Documents, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

         8.2       GOVERNING LAW.

         The interpretation and construction of the Documents, and all matters relating hereto, shall be governed by the law of the State of New York, U.S.A., without reference to its conflict of laws provisions.

         8.3       JURISDICTION.

         Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in the courts of the State of New York in New York County or in the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts for itself the jurisdiction of the aforesaid courts, irrevocably consents to the service of any and all process in any action or proceeding by the mailing of copies of such process to such party at its address as set forth in Section 10.7 hereafter, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each party hereto irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any judicial proceeding brought in such courts and any claim that any such judicial proceeding has been brought in an inconvenient forum.

         8.4       "KNOWLEDGE" DEFINED.

         Where any representation and warranty contained in this Agreement is expressly qualified by reference to knowledge, information and belief of any party, such party confirms that it has made such due and diligent inquiry as to the matters that are the subject of such representations and warranties as shall be reasonable under the circumstances.

         8.5       DUTIES AND LIABILITIES OF ESCROWEE.

         The Escrowee shall have no duties or responsibilities except those expressly set forth herein. The Escrowee shall have no liability hereunder except for its own gross negligence or willful misconduct. It may rely on any notice, instruction, certificate, statement, request, consent, confirmation, agreement or other instrument which it reasonably believes to be genuine and to have be signed or presented by a proper person or persons. Nothing contained in this Agreement or in the

Other Documents shall prevent the Escrowee from representing the Purchaser as counsel in this transaction, and to continue to represent the Purchaser as its counsel in the future.

         8.6       CAPTIONS.

         The article and section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

         8.7       NOTICES.

         Any notice or other communications required or permitted hereunder shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand and followed by notice by mail or facsimile transmission;
(b) one day after the date of delivery by Federal Express or other nationally recognized courier service, if delivered by priority overnight delivery between any two points within the United States; or (c) five days after deposit in the mails, if mailed by certified or registered mail (return receipt requested) between any two points within the United States, and in each case of mailing, postage prepaid, addressed to a party at its address first set forth above, or such other address as shall be furnished in writing by like notice by any such party.

         8.8       SCHEDULES.

         The Schedules to this Agreement constitute an integral part of this Agreement and are incorporated in this Agreement as if they were set forth in the body of this Agreement

         8.9       PARTIES IN INTEREST.

         This Agreement and the Other Documents and the rights and obligations of the respective parties thereunder may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement and the Other Documents shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

         8.10      SEVERABILITY.

         In the event any provision of this Agreement or the Other Documents is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement or such Other Documents shall nevertheless be binding upon the parties with the same effect though the void or unenforceable part had been severed and deleted.

         8.11      COUNTERPARTS.

         This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

         8.12      ENTIRE AGREEMENT.

         This Agreement, and the Other Documents, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement incorporates the terms set forth in Section 1 of the letter agreement dated January 17, 1996 executed by QUINTEL, Calling Card, PRN, the QUINTEL Principals and the PRN Principals and to the extent of any inconsistency between the terms of this Agreement and the terms of such letter agreement the terms of this Agreement shall prevail, and this Agreement supersedes any other prior agreements and understandings between the parties with respect to such subject matter. The provisions of Section 2 of the aforesaid letter agreement shall survive the execution and delivery of this Agreement.

         8.13      AMENDMENTS.

         This Agreement may not be changed orally, but only by an agreement in writing signed by the party or parties to be charged thereby.

         8.14      THIRD-PARTY BENEFICIARIES.

         Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and the other persons executing this Agreement.

         IN WITNESS WHEREOF, QUINTEL, Calling Card and PRN has each caused its corporate name to be hereunto subscribed by its duly authorized officer on the date written below.

                          QUINTEL ENTERTAINMENT, INC.



                          By:
                              --------------------------------------




                          CALLING CARD CO., INC.



                          By:
                              ---------------------------------------



                          PSYCHIC READERS NETWORK, INC.



                          By:
                              ---------------------------------------

Each of the undersigned agrees to be bound by the provisions of Paragraph 3.2 and 3.3 applicable to him or her.



- --------------------------------------     ---------------------------------------------------
Jeffrey Schwartz                           Michael G. Miller
Address: Quintel Entertainment, Inc.       Address: Quintel Entertainment, Inc.
         One Blue Hill Plaza                        One Blue Hill Plaza
         Pearl River, NY 10956                      Pearl River, NY 10956
Fax Number: 914-620-1885                   Fax Number: 914-620-1885


- --------------------------------------     ---------------------------------------------------
Jay Greenwald                              Claudia Newman Hirsch
Address: Quintel Entertainment, Inc.       Address: Quintel Entertainment, Inc.
         One Blue Hill Plaza                        One Blue Hill Plaza
         Pearl River, NY 10956                      Pearl River, NY 10956
Fax Number: 914-620-1717                   Fax Number: 914-620-1717



- --------------------------------------     ---------------------------------------------------
Andrew Stollman                            Steven L. Feder
Address: Quintel Entertainment, Inc.       Address:  Psychic Reader's Network, Inc.
         One Blue Hill Plaza                         2455 E. Sunrise Boulevard
         Pearl River, NY 10956                       Fort Lauderdale, Florida 33304
Fax Number: 914-620-1717                   Fax Number: 954-563-5464



- --------------------------------------     ---------------------------------------------------
Peter Stolz                                Thomas H. Lindsey
Address: Psychic Reader's Network, Inc.    Address:  Psychic Reader's Network, Inc.
         2455 E. Sunrise Boulevard                   2455 E. Sunrise Boulevard
         Fort Lauderdale, Florida 33304              Fort Lauderdale, Florida 33304
Fax Number: 954-563-5464                   Fax Number: 954-563-5464

Schedule 1.1              Amended and Restated Service Agreement

                  AMENDED AND RESTATED PSYCHIC READERS NETWORK
                        LIVE OPERATOR SERVICE AGREEMENT



AGREEMENT entered into this ____ day of ________________ 1996 by and among PSYCHIC READERS NETWORK, INC., a Florida corporation with offices at 2455 E. Sunrise Boulevard, Fort Lauderdale, Florida 33304 (hereafter referred to as "PRN"), QUINTEL ENTERTAINMENT, INC., a corporation organized under the laws of Delaware with offices at One Blue Hill Plaza, Pearl River, New York 10956 (hereafter referred to as "Quintel"), and CALLING CARD CO., INC., a corporation organized under the laws of New York with offices at One Blue Hill Plaza, Pearl River, New York 10956 (hereafter referred to as "CC").


WHEREAS, PRN and CC entered into an agreement dated July 7, 1995 entitled "Psychic Readers Network Live Operator Service Agreement", which was amended by an agreement dated May ____, 1996 (the "Service Agreement").

WHEREAS, prior to the date hereof PRN and CC each owned a fifty percent interest in New Lauderdale L.C., a Florida limited liability company ("NL").

WHEREAS, concurrently herewith, CC's parent corporation, Quintel has issued and delivered to PRN 3,200,000 shares of Quintel's common stock (the "Shares") in order for Quintel's subsidiary _______________, Inc. to acquire all of PRN's interest in NL (the "NL Interest").

WHEREAS, in further consideration for Quintel's acquisition of the NL Interest and issuance of the Shares, PRN and CC have agreed to amend the Service Agreement in its entirety.

NOW, THEREFORE, for good and valuable consideration, receipt of which is acknowledged by the parties, it is hereby agreed as follows:


9. SERVICES:

         a. PRN agrees to continue to provide live psychic operator services to CC, and to Quintel or any other subsidiary, entity or venture owned and controlled by Quintel (hereinafter referred to as a "Quintel Affiliate"), and to administer and supervise the provision of such services by individuals arranged, screened and provided by PRN; hereafter Quintel or such other subsidiary, entity or venture requesting the psychic services from PRN shall be referred to as the "Client" and all of the foregoing services provided by PRN to Client under this Agreement shall be referred to as the "Services".

         b. Quintel, for itself and each Quintel Affiliate, agrees that PRN shall be the exclusive provider of all live psychic operator services utilized by Quintel and the Quintel Affiliates during the term of this Agreement provided that PRN and the PRN Principals are not in default in the performance of their material obligations under this Agreement and are able to provide the amount and type of psychic Services requested by the Client.

2. TERM: This term of this agreement will commence on the date hereof and end on ________________, 2001, unless sooner terminated in accordance with the provisions of this Agreement.

3. TERMINATION: This Agreement may be terminated by PRN upon thirty (30) days prior written notice in the event that the Company is in default in the performance of any of the Company's material obligations under this Agreement which is not cured within such thirty (30) day period, provided, however, any default in payment must be cured within ten (10) days after written notice of such default is given by PRN, and if such default in payment is not cured within such ten (10) day period, then PRN may terminate this Agreement by PRN at the end of such ten (10) day period by notice to the Company. This Agreement may be terminated by Quintel on behalf of the Company upon thirty
(30) days prior written notice to PRN in the event that PRN is in default in the performance of any of PRN's material obligations under this Agreement which is not cured within such thirty (30) day period. Any such termination by either party shall not relieve the other of liability for obligations which have accrued prior to the date of termination.

4. FEES: PRN's Live Psychic Fees for psychic Services provided by PRN to a Client shall be billed by PRN at the rate of ____________________ [[unused 13,500,000 minutes @$0.17 per minute, and thereafter ]] $0.395 per minute during the term of this Agreement.

The term "minutes" shall mean the per minute charge determined by the accounting provided by West Interactive or other billing service bureau of total connected minutes provided to Client by PRN. The fees due PRN shall be paid bi-monthly upon submission of an invoice sent by fax to Client, and shall be paid within two (2) business days after rendering of such invoice. Each bi-monthly billing period shall begin on the fifteenth (15th) day of the month, or the next succeeding business day thereafter. Client will wire payment in full to PRN's bank account in accordance with wire transfer instructions provided by PRN or pay by check delivered on the next business day following transmittal.

It is acknowledged by PRN that in calculating the Fees under this Agreement, PRN has provided Quintel with information concerning the expenses included by PRN in calculating its costs in providing the Services and has included in such costs depreciation of its computer equipment. A schedule of the computer equipment included in such costs is annexed hereto as Schedule 1 (hereafter all such equipment is referred to as the "Included Computer Equipment"). In consideration for Quintel's agreement to pay the Fees at the rate provided for in this Agreement, PRN hereby grants Quintel the option (the "Option") to acquire the Included Computer Equipment from PRN free of all liens, claims and encumbrances for a purchase price of One Hundred Dollars ($100.00). PRN shall give notice to Quintel in the event that PRN purchases or acquires additional computer equipment used in connection with the Services, and if requested to do so by Quintel, PRN shall negotiate in good faith with Quintel concerning an amendment to the Option provided for in this paragraph to include such additional equipment in the Included Computer Equipment subject to the Option and any appropriate modification to the Fees to reflect the depreciation of such additional equipment. The Option shall be exercisable by Quintel only in the event that this Agreement terminates for any reason other than as a result of a default by Quintel in the performance of its material obligations in accordance with the provisions of

Section 3 of this Agreement, and if the Option is exercisable, then it may be exercised by Quintel giving notice of such exercise to PRN (the "Exercise Notice") not later than thirty (30) days following the termination of this Agreement, in which event the closing of the sale and purchase of the Included Computer Equipment (the "Option Closing") shall occur on the date identified in the Exercise Notice which shall be not earlier than three (3) business days following the giving of the Exercise Notice at the principal offices of Quintel or its attorneys. At the Option Closing, PRN shall deliver or cause to be delivered to Quintel or its nominee the Included Computer Equipment free and clear of all liens, claims and encumbrances, Quintel shall deliver the purchase price therefor to PRN and PRN shall execute such bills of sale and other documents, and cause to be delivered such releases of lien as may be necessary to convey good and marketable title to the Included Computer Equipment to Quintel or its nominee, free and clear of all liens, claims and encumbrances.


5. WARRANTY: PRN warrants to Quintel that it will provide the Services described in this Agreement. In no event shall PRN be liable to a Client for any claims or demands made against Client by any third party as a result of such party's use of the psychic Services provided by PRN to Client, except for
claims arising out of PRN's gross negligence or wilful misconduct.   PRN
assumes no responsibility to Client for any interruption of Services which is caused by malfunction or failure of equipment which does not result from PRN's negligence or wilful misconduct, or any other circumstances beyond the control of PRN.


6. CONTROL OF PRN: Stephen Feder ("Feder"), Thomas H. Lindsey and Peter Stolz (collectively referred to as the "PRN Principals") acknowledge and agree by their signatures at the end of this Agreement that Feder presently controls PRN's operations, that it is an essential element of Quintel's agreement to acquire the NL Interest and issue the Shares in consideration for such transfer that Feder maintain control of PRN's operations and continue to manage the performance by PRN of its Services under this Agreement, and Feder hereby agrees to do so during the term and the other PRN Principals agree to continue to permit Feder to exercise such control during the term. The PRN Principals agree that they will not, without Quintel's consent (i) sell, pledge, hypothecate or otherwise transfer at any time during the term of this Agreement shares of stock of PRN which constitute in the aggregate more than forty-nine (49%) percent or more of their shares of stock of PRN as of the date hereof, or
(ii) take any action to authorize, and PRN agrees that it will not issue without Quintel's consent, securities of any class or securities convertible into securities of any class, which after such issuance will result in the PRN Principals owning in the aggregate less than fifty-one (51%) percent of the issued and outstanding shares of stock of all classes of PRN or result in Feder not controlling PRN.


7. RESPONSIBILITIES OF PARTIES: The respective responsibilities of Client and PRN under this Agreement are as follows:

         a.  RESPONSIBILITIES OF PRN:

         1. PRN will provide live psychic Services on a 24 hour a day basis.

         2. In assigning psychic operators to respond to callers, PRN will give the same priority to responding to callers to Quintel's programs as in responding to callers to PRN's programs, and will assign live psychic operators to answer calls to PRN and Quintel programs on a random basis.

         3. PRN will, to the best of its ability, hire only qualified psychics who have been tested and interviewed by PRN, not "chat" operators.

         4. All live psychic operators will work out of their respective homes or offices, not from "telemarketing rooms", unless otherwise agreed by the parties.

         5. PRN will provide the staff required to monitor and manage the quality of the live psychics responding to calls. The ratio of such staff to the live psychic operators shall be no less favorable than the ratio as of the date hereof, and the level of quality control exercised over the operations of the live psychics shall be no less than the level in existence as of the date hereof.

         6. PRN will coordinate with West Interactive, Inc. or such other billing service bureau (hereafter West Interactive or such other service bureau is referred to as a "service bureau") utilized by Client to assure that the system is properly connected and operating as expected.

         7. PRN will cause its psychic operators to follow all program scripts and instructions provided by CC to comply with all Federal, state, local and telephone company guidelines with respect to provision of 900, 800 line, live psychic Services.

         8. PRN will obtain the name, address, telephone number and other pertinent information which Client reasonably requests PRN to obtain from each caller and transmit same to the service bureau as required. The telephone numbers of the callers will be transmitted to Client electronically on a daily basis. PRN will provide Client with the name, address and other information obtained from the callers when such information is entered into PRN's data base, which processing will be completed in no less time than currently occurs (which is on average within seven (7) days after the call occurs).

                   PRN shall also provide Quintel with the names and addresses (the "PRN Names") and the telephone numbers (the "PRN Numbers") of all callers to the telephone programs sponsored or conducted by PRN, in addition to providing such information regarding callers to the programs sponsored or conducted by Quintel and the Quintel Affiliates (the "Quintel Programs") for which PRN provides Services hereunder. The PRN Names and Numbers shall be provided to Quintel in the same manner and at the same frequency as PRN is required to provide Quintel with the names, addresses and telephone numbers of the callers to the Quintel Programs.

                   In further amplification of the provisions of Section 2(g) of the letter agreement dated January 17, 1996 among the parties to this Agreement, PRN and Quintel and the Quintel Affiliates shall all have the right to make direct mail and print advertising solicitations to the PRN Names in the conduct of their respective business operations. Quintel and the Quintel Affiliates shall have the exclusive right to conduct telemarketing activities of the PRN Names and PRN Numbers, and PRN shall not conduct any telemarketing activities in connection with the operation of its business.

         9. If requested by Client, PRN will instruct its live psychic operators to include information about Client's other programs during the course of the response to callers to Client's programs.

         10. PRN shall not terminate the live psychic service connection and billing services provided by any service bureau without Quintel's consent, and will not change or add a service bureau without Quintel's consent. Concurrently herewith, PRN has delivered to Quintel an irrevocable letter of instruction addressed to each service bureau with which PRN is doing business, confirmed by each such service bureau, instructing the service bureau not to terminate its services for a Client's customers except upon the joint written instruction of PRN and Client.

         b.  RESPONSIBILITIES OF CLIENT:

         1. Client will follow all Federal, state, local and telephone company guidelines with respect to provision of 900, 800 line, live psychic services in the design of its programs.

         2. Client will be responsible for the promotion of its programs, and will provide PRN with a media schedule and call volume expectations.

         3.        Client will be responsible for informing PRN at least one
         (1) week in advance of any significant change in the promotion of its programs which is expected to substantially increase or decrease call volume.

         4. Client will instruct the service bureau to provide PRN with daily call reports.

         5. In advertising psychic services for the programs utilizing the Services provided by PRN to Client under this Agreement, Client will describe the services provided by the programs only as live psychic services.


8.  CONFIDENTIALITY OF CLIENT INFORMATION:

         a. PRN shall hold in strictest confidence, and shall not directly or indirectly use for its own benefit, or for the benefit of anyone else, all information relating to the transactions processed by it for each Client and all information it receives regarding the business affairs of each Client.

         b. PRN shall not reveal, divulge or make known to any person, firm, corporation or other business organization, and shall not directly or indirectly use for its own benefit, or for the benefit of anyone else, any secret or confidential information used by each Client in its business, including, without limitation, (i) pricing information, (ii) the terms of each Client's existing contracts with suppliers, service bureaus, licensors, performers or vendors, (iii) any information pertaining to each Client's customers and their requirements, (iv) the programs developed by each Client and any derivative works based thereon, and (v) any other of each Client's trade secrets, all of which shall be collectively referred to hereafter as the "Client Confidential Information."

         c. Client Confidential information shall be held in strictest confidence and each party shall take all reasonable and necessary steps to maintain such confidentiality. All Client records and Client Confidential Information shall be returned to Client upon termination of this Agreement for any reason whatsoever.


9. CONFIDENTIALITY OF PRN INFORMATION: Each Client shall hold in strictest confidence, not shall not reveal, divulge or make known to any person, firm, corporation or other business organization, and shall not directly or indirectly use for its own benefit, or for the benefit of anyone else, any secret or confidential information used by PRN in the conduct of its business which becomes known to Client (hereafter referred to as the "Confidential Information"). PRN'S Confidential information shall be held in strictest confidence and each party shall take all reasonable and necessary steps to maintain such confidentiality. PRN acknowledges that its computer system software operating PRN's caller distribution and psychic operators' backend scheduling and the operations of the live operator service are not confidential or proprietary.


10. SECURITY AGREEMENT: It is agreed that it is an essential element of Quintel's agreement to acquire the NL Interest and issue its shares in consideration for the transfer thereof that PRN continue to provide Quintel and each Client with the Services at the fees described in this Agreement, and that Feder continue to maintain control of PRN's operations and manage the performance of its obligations under this Agreement. In order to secure such obligations of PRN and Feder and the other PRN Principals, and the obligation of PRN to sell Quintel or its nominee the Included Computer Equipment upon exercise of the Option referred to in Section 4 of this Agreement (hereafter all such obligations are referred to as the "Obligations"), PRN hereby grants to Quintel and each Client a security interest in the following (all of which shall be referred to as the "Collateral") (i) all of PRN's Confidential Information, and all documents, instruments, computer software, object codes, computer hardware, and intangibles in which such Confidential Information is maintained, stored, or embodied, (ii) the computer system hardware and software operating PRN's caller distribution and psychic operators' backend scheduling;
(iii) all systems, information, data, software, records and documents regarding the operations of the live operator service and all research and development regarding the foregoing and the business affairs of PRN, its employees, contractors, subcontractors, subsidiaries, affiliates or agents; (iv) all agreements, arrangements or understandings between PRN and its live psychic operators, and (v) all replacements and proceeds of the foregoing. A UCC-3 termination statement terminating the security interest in the Collateral shall be delivered to PRN at such time as no Obligations remain to be performed.
This Agreement shall constitute a security agreement within the meaning of the Uniform Commercial Code of Florida, New York and Delaware (collectively, "UCC"). In the event of any breach by PRN of its obligations under this Agreement, Quintel and each Client shall have all of the rights of a secured creditor under the UCC. Quintel and each Client shall have the right to file without PRN's signature a financing statement and any continuation statement or amendment thereto necessary or advisable in order to perfect and maintain the perfection of the foregoing security interest.


11. INDEMNIFICATION: Each party shall indemnify the other party, and its successors and assigns, against any claim and hold the other harmless from any liability, suits, proceedings, cost or expense (hereafter collectively referred to as a "Claim") arising out of a breach by the party against whom indemnification is sought of its obligations under this agreement, provided that no party shall be indemnified against Claim arising out of that party's wilful misconduct or gross negligence.


12. NOTICES: Any notice required or permitted to be given pursuant to this Agreement shall be deemed given one (1) business day after delivery by a nationally recognized overnight courier or three (3) business days after such notice is mailed by certified mail, return receipt requested, addressed as follows: (i) if to PRN, at 2455 E. Sunrise Boulevard, Fort Lauderdale, Florida 33304 and (ii) if to any Client, at Quintel Entertainment, Inc., One Blue Hill Plaza, Pearl River, New York 10965, Attention: Chief Executive Officer or at such other address as any such party shall designate by written notice to the other party.


13.  MISCELLANEOUS:

         a. This agreement supersedes the agreement between the parties dated July 7, 1995 and the amendment dated May ____, 1996.

         b. PRN may not assign its rights and obligations under this Agreement without the consent of Quintel. Quintel may assign its rights and obligations under this Agreement to any subsidiary or affiliate controlled by Quintel, or in connection with the sale of all or substantially all of the assets of Quintel or another Client or a merger or consolidation of Quintel or a Client with another entity.

         c. No waiver by a party of any breach of this Agreement by the other shall be deemed to be a waiver of any preceding or subsequent breach.

         d. This agreement does not constitute a joint venture or partnership by the parties, and each party is entering into this Agreement as a principal and not as an agent of the other.

         e. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provisions were not embodied therein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

QUINTEL ENTERTAINMENT, INC.



By:
   ---------------------------------

CALLING CARD CO., INC.



By:
   ----------------------------------

PSYCHIC READERS NETWORK, INC.



By:
   ----------------------------------


The undersigned agree to be personally bound by the provisions of Section 6 of the foregoing Agreement and consent as stockholders and directors of Psychic Readers Network, Inc. to all other provisions of the foregoing Agreement.



- -------------------------         ------------------------------
       Steven L. Feder                   Thomas H. Lindsey



- -------------------------         ------------------------------
      Peter Stolz

Schedule 1.8              Employment Agreement

                                        EMPLOYMENT AGREEMENT dated ___________,
                                        1996 by and between CALLING
                                        CARD CO., INC., a New York
                                        corporation (the "Company"),
                                        and STEVEN L. FEDER (the
                                        "Employee").



         The parties hereto desire to provide for the Employee's retention as a Employee to the Company in accordance with the terms and provisions set forth below:

         NOW, THEREFORE, the parties agree as follows:

         1.        TERM.

               The Company hereby retains the Employee, and the Employee agrees to work for the Company until April 30, 2001 unless sooner terminated in accordance with Section 7 hereof. Such period, together with the period of any extension or renewal of such term, is referred to herein as the "Employment Period."

         2.        DUTIES.

               On the date hereof, the Company acquired all of the interest of Psychic Reader's Network, Inc. ("PRN") in New Lauderdale L.C., a Florida limited liability company ("New Lauderdale") which was owned by PRN and the
Company prior to such acquisition.   During the Employment Period, the Employee
shall serve as the General Manager for the Company of the business operated by New Lauderdale prior to the date hereof, and perform services comparable to the services he performed with respect to New Lauderdale's business prior to the date hereof for the businesses of the Company and its parent corporation, Quintel Entertainment, Inc. ("Quintel"), including supervision of psychics utilized in the telephone entertainment programs marketed by the Company, Quintel and their respective subsidiaries and affiliates, the development of new telephone programs, and consultation with the Company and Quintel concerning the management and development of such entities' business and affairs, and Employee shall perform such further duties as shall, from time to time, be reasonably delegated or assigned to the Employee by the Board of Directors of the Company or Quintel.

         3.        DEVOTION OF TIME.

               During the Employment Period, the Employee shall: (i) expend not less than fifty percent (50%) of his working time for the Company, provided that the Company hereby acknowledges that the Employee is also employed by Psychic Readers Network, Inc. ("PRN") and that he shall continue to devote a portion of his working time to PRN while retained by the Company; (ii) subject to the foregoing, devote his best efforts, energy and skill to the services of the Company and the promotion of its interests; and (iii) not take part in activities known by the Employee to be detrimental to the best interests of the Company. As used herein, the term Company also refers to Quintel and its subsidiaries and affiliates.

               Any venture, new business idea, product, technology or item of intellectual property developed by the Employee in the course of his employment by the Company shall be the property of the Company. The Company and the Employee recognize that because the Employee is only obligated to spend fifty (50%) percent of his working time in the performance of his duties for the Company, and the balance of his working time in the performance of duties for PRN, the Employee may become involved in the development of new business ideas with third parties other than in connection with his employment by the Company. Employee agrees that Quintel shall have a right of first refusal with respect to any new business venture developed by him with any third parties or in the management, ownership or development of which he becomes involved (any such venture is referred to as a "New Venture"). In the event Employee becomes involved in the development of a New Venture, Employee shall give written notice to Quintel of the nature thereof, and Quintel, or any of its subsidiaries or affiliates shall have the right at its option, exercised by written notice to Employee given within thirty (30) days after receipt of Employee's notice, to negotiate the terms of such New Venture with the other parties involved with such New Venture within the sixty (60) day period following receipt of Employee's notice, and during such sixty (60) day period the parties will negotiate in good faith regarding such terms. If Quintel and such third parties are unable to reach agreement during such sixty
(60) day period, Employee may enter into such New Venture with such third parties on terms no less favorable than the last terms, if any, proposed by Quintel to such third parties, or if no such terms were proposed, on terms no more favorable than the last terms, if any, proposed by such third parties to Quintel. If Employee and the third parties do not conclude a definitive, binding agreement with respect to the New Venture within six (6) months thereafter, then prior to entering into an agreement with other parties with respect to such New Venture, Employee shall again give notice to Quintel of his determination to enter into such New Venture, and Quintel shall again have the right of first refusal described in this paragraph with respect to the New Venture.

         4.        COMPENSATION.

               4.1 In consideration for the services to be performed by the Employee during the Employment Period hereunder, the Company shall compensate the Employee with base compensation at the following rates, paid at the same intervals as other executive officers of the Company, during the Employment Period:

               (a) From the date of this Agreement until November 30, 1996, the Employee shall be paid a salary at the rate of $187,500 per annum; and

               (b) With respect to each fiscal year thereafter, the Employee's salary shall be increased by ten percent (10%) over and above his salary for the immediately preceding fiscal year.

         5.        REIMBURSEMENT OF EXPENSES; ADDITIONAL BENEFITS.

               5.1 The Company shall pay directly, or reimburse the Employee for, all reasonable and necessary expenses and disbursements incurred by him for and on behalf of the Company in the performance of his duties under this Agreement. For such purposes, the Employee shall submit to the Company itemized reports of such expenses in accordance with the Company's policies.

               5.2 The Employee shall be entitled to paid vacations during the Employment Period in accordance with the Company's then prevalent practices for executive employees; provided, however, that the Employee shall be entitled to such paid vacations for not less than four (4) weeks per annum.

               5.3 The Employee shall be entitled to participate in, and to receive benefits under, any employee benefit plans of the Company (including, without limitation, pension, profit sharing, group life insurance and group medical insurance plans) as may exist from time to time for its executive employees.

         6.        RESTRICTIVE COVENANT.

               6.1 During the Employment Period and thereafter, the Employee shall not reveal, divulge or make known to any person, firm, corporation or other business organization, and shall not directly or indirectly use for his own benefit, or for the benefit of anyone else, any secret or confidential information used by the Company in its business, including, without limitation, (i) pricing information, (ii) the terms of the Company's existing contracts with suppliers, service bureaus or vendors (iii) any information pertaining to the Company's customers and their requirements and (iv) any other of the Company's trade secrets, all of which shall be collectively referred to hereafter as the "Confidential Information."

               6.2 The services of the Employee are unique, extraordinary and essential to the business of the Company, particularly in view of the Employee's access to the Confidential Information. Accordingly, the Employee agrees that he will not at any time during the Employment Period and for a period of two (2) years thereafter, without the prior written approval of the Board of Directors of the Company, directly or indirectly, engage in any business activity competitive with the business of the Company.

For the purposes of this Agreement any business which (i) provides telephone entertainment services of the type provided by the Company, or (ii) which the Company is considering or has in the past twelve months considered, or (iii) which markets and/or operates theme related telephone service programs, voice-mail or membership clubs pertaining to astrology, psychics, diet services, personals or any other subject matter with which the Company is now actively engaged in or has been engaged during the preceding twelve months, or becomes engaged during the period in which the restrictions of this Section 6 apply, will constitute a business activity competitive with the business of the Company. Furthermore, the Employee agrees that, during such period, he shall not solicit, directly or indirectly, or affect to the Company's detriment any relationship of the Company with any customer, supplier, service bureau, vendor or employee of the Company or cause any customer, supplier, service bureau or vendor to refrain from entrusting additional business to the Company.

As used herein, the term "customer" shall mean (i) anyone who is a customer of the Company at the time of the alleged prohibited conduct; (ii) anyone who was a customer of the Company at any time during the two year period immediately preceding the alleged prohibited conduct; (iii) any prospective customers to whom the Company had made a presentation (or similar offering of services) within a period of 360 days immediately preceding the alleged prohibited conduct or, if the alleged prohibited conduct occurs after the end of the restrictive period described in the first paragraph of this Section 6.2, within a period of 360 days immediately preceding such termination; and (iv) any customer for which Company, renders or has provided programs or services within the time periods set forth above.


Notwithstanding the provisions of this Section 6.2, Employee shall be permitted to continue to render services to PRN with respect to the conduct of PRN's existing business as of the date hereof following its transfer of its interest in New Lauderdale to the Company in accordance with the provisions of

Section 3 of this Agreement. PRN'S existing business as of the date hereof means the business of providing pay-per-call astrology and psychics telephone entertainment in the manner in which PRN is providing such services as of the date hereof.


               6.3 The Employee acknowledges that the business of the Company extends beyond the geographic area of the States of New York and Florida and accordingly, it is reasonable that the restrictive covenants set forth above are not limited by specific geographic area but by the location of the customers of the Company. In the event that any of the provisions of Sections 6.1 and 6.2 hereof shall be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provision shall be deemed reformed in any such jurisdiction to the maximum time, geographic or other limitations permitted by applicable law.

               6.4 The Employee acknowledges that Company and the Employee intend to and hereby confer jurisdiction to enforce the covenants contained in this Agreement upon the courts of any state within the geographical scope of such covenants. In the event that the courts of one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other states within the geographical scope of such covenants, as to breaches of such covenants in such other respective states, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants. Notwithstanding the foregoing, no action will be commenced in more than one jurisdiction at a time unless one or more of the provisions of this Agreement can only be enforced if an action is brought in another jurisdiction or jurisdictions.

               6.5 As used in this Section 6, the term "Company" shall mean and include any and all corporations, partnerships, joint ventures or limited liability companies affiliated with the Company or Quintel, which either now exist or which may hereafter be organized.

               6.6 The Employee hereby acknowledges and agrees that, in the event he shall violate any provisions of this Section 6 the Company will be without an adequate remedy at law and accordingly, will be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief obtained in any action or proceeding instituted in any court of competent jurisdiction without the necessity of proving damages or posting a bond, and without prejudice to any other remedies which it may have at law or in equity.

         7.        EARLIER TERMINATION.

               7.1 The Employee's employment hereunder shall automatically be terminated upon the death of the Employee or the Employee's voluntarily leaving the employ of the Company and, in addition, may be terminated, at the sole discretion of the Company, as follows:

                          (a)     Upon thirty (30) days' prior written notice
by the Company, in the event of the Employee's disability as set forth in
Section 7.2 below; or

                          (b)     Upon thirty (30) days' prior written notice
by the Company, in the event that the Company terminates the Employee's employment hereunder for cause as set forth in Section 7.3 below.

               7.2 The Employee shall be deemed disabled hereunder, if in the opinion of the Board of Directors of the Company, as confirmed by competent medical advice, he shall become physically or mentally unable to perform his duties for the Company hereunder and such incapacity shall have continued for any period of six (6) consecutive months.

               7.3 For purposes hereof, "cause" shall include, but not be limited to, the following: (a) the Employee's willful malfeasance or gross negligence; (b) any material misrepresentation or concealment of a material fact made by the Employee in connection with this Agreement; or (c) the material breach of any covenant made by the Employee hereunder, and the Employee's failure to cure such conduct or event constituting "cause" within 30 days after written notice thereof.

               7.4 In the event that this Agreement is terminated by the Company without cause, the Employee shall continue to receive all payments which would otherwise be due to him under this Agreement.

         8.        NO REQUIREMENT OF RELOCATION.

               The Company expressly agrees that the Employee, as a condition of his employment, need not relocate his residence from the community in which he presently resides. Any demand or requirement by the Company that the Employee principally perform his duties at a location or office that requires more than an additional hour of one-way commutation time than the Employee currently experiences shall, in the absence of the Employee's consent (which may be withheld for any reason), constitute a termination without cause by the Company of the Employee's engagement hereunder.

         9.        SERVICE AS DIRECTOR.

               During the Employment Period, the Employee shall, if elected or appointed, serve as a Director of the Company, Quintel and/or any subsidiary of Quintel or the Company upon such terms as shall be mutually agreed upon by the Employee and the Company.


         10.       KEY MAN INSURANCE.

               Quintel or the Company shall have the right to obtain life insurance on the Employee's life in such amount as either determines. Employee shall cooperate with Quintel and the Company in applying for the policy, will submit to a physical examination, supply all information required by the insurance company or companies to which application is made, and execute and deliver all necessary documents required in such connection. Quintel or the Company, as the case may be, shall be the sole owner of the policy, be entitled at all times to its physical possession and Quintel or the Company shall be the beneficiary of the policy and entitled to all rights and privileges thereunder. Quintel or the Company may at any time pledge the entire policy with the insurance company or with others as collateral for any loan, for which Employee shall have no responsibility or liability. Quintel or the Company shall have the sole right to determine in their exclusive discretion whether to continue, renew or cancel the policy, and neither Employee nor Employee's heirs, executors, successors or assigns shall have any rights to any part of the policy, its value or its proceeds. After the initial policy is obtained, Employee shall cooperate with Quintel or the Company in the manner provided in this paragraph in connection with applications to other insurance companies in connection with additional or replacement policies.

         11.       ASSIGNMENT.

               This Agreement, as it relates to the Company's employment of the Employee, is a personal contract and the rights and interests of the Employee hereunder may not be sold, transferred, assigned, pledged or hypothecated, except as otherwise set forth herein. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company or Quintel is merged or which acquires all of the outstanding shares of Quintel's or the Company's capital stock, or all or substantially all of the assets of Quintel or the Company.

         12.       RIGHT TO PAYMENTS.

               The Employee shall not under any circumstances have any option or right to require payments hereunder otherwise than in accordance with the terms hereof. To the extent permitted by law, the Employee shall not have any power of anticipation, alienation or assignment of payments contemplated hereunder, and all rights and benefits of the Employee shall be for the sole personal benefit of the Employee, and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against the Employee.

         13.       NOTICES.

               Any notice required or permitted to be given pursuant to this Agreement shall be deemed given one (1) business day after personally delivered or delivered by a nationally recognized overnight courier or five (5) business days after such notice is mailed by certified mail, return receipt requested, addressed as follows: (i) if to Employee, at 2455 E. Sunrise Boulevard, Fort Lauderdale, Florida 33304 and (ii) if to the Company, at One Blue Hill Plaza, Pearl River, New York 10965, Attention: Chief Executive Officer or at such other address as any such party shall designate by written notice to the other party. Copies of all notices shall also be provided to Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, 750 Lexington Avenue, New York, New York 10022-1200.

         14.       GOVERNING LAW.

               This Agreement shall be governed by, and construed and enforced in accordance with, the laws of New York.

         15.       WAIVER.

               The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

         16.       SEVERABILITY.

         If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provisions were not embodied therein.

         17.       ENTIRE AGREEMENT.

               This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and there are no representations, warranties or commitments except as set forth herein. This Agreement supersedes any other prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the transactions contemplated by this Agreement. This Agreement may be amended only in a writing executed by the parties hereto affected by such amendment.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.


                                       CALLING CARD CO., INC.



                                       By:
                                          ----------------------------------
                                                  Jeffrey L. Schwartz



                                          ----------------------------------
                                                    STEVEN L. FEDER

Schedule 1.9              Escrow Agreement

                                ESCROW AGREEMENT                __________, 1996

Re: ACQUISITION AGREEMENT (THE "ACQUISITION AGREEMENT") BETWEEN QUINTEL ENTERTAINMENT, INC. ("QUINTEL"), CALLING CARD CO., INC. ("CCCI") AND PSYCHIC READERS NETWORK, INC. ("PRN") AND A PLEDGE OF SHARES AGREEMENT BETWEEN QUINTEL, PRN, STEVEN L. FEDER ("FEDER"), THOMAS H. LINDSEY ("LINDSEY") AND PETER STOLZ ("STOLZ") ("PLEDGE AGREEMENT") OF EVEN DATE HEREWITH.

1. The undersigned, Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP (the "Escrow Agent"), hereby acknowledges receipt of the following documents (hereafter such documents are collectively referred to as the "Collateral") pursuant to the provisions of the Acquisition Agreement and Pledge Agreement:

         i. three (3) certificates, representing in the aggregate Four Hundred Thousand (400,000) shares of the common stock of Quintel, in the respective names of Feder, Lindsey and Stolz, with such three certificates being in the following amounts:

                          Feder - ___________ shares
                          Lindsey - _______________ shares
                          Stolz - ______________ shares;

         ii. stock powers signed in blank by Feder, Lindsey and Stolz in form for transferring their respective shares to Quintel.

2. Capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed thereto in the Acquisition Agreement.

3. The Escrow Agent shall hold the Collateral received by it in escrow and shall dispose of the Collateral only in accordance with the provisions of this Agreement and the Acquisition Agreement.

4. The Escrow Agent may assume the genuineness of any document or signature which appears to it to be genuine (whether or not original or photocopy) if such document or signature is presented to it. The Escrow Agent shall have no obligations other than those specifically set forth herein. The Escrow Agent shall be entitled to rely on written instructions signed by all of Quintel, Feder, Lindsey, Stolz and PRN with respect to the delivery of the Collateral.

5. Any notice or other communication hereunder shall be addressed to the parties as provided in the Acquisition Agreement.

6. Quintel, Feder, Lindsey, Stolz and PRN acknowledge that the Collateral has been pledged to secure the obligations of Feder, Lindsey, Stolz and/or PRN under the Acquisition Agreement and that the Collateral has been delivered to the Escrow Agent as agent for Quintel as secured party.

7. The Escrow Agent shall not be obligated to, but may, institute legal proceedings (which, if instituted, shall be in a court in the City and State of New York) to determine its obligations hereunder or to seek permission to deposit the Collateral or any portion thereof in court, upon which act the Escrow Agent shall be relieved of any further obligations hereunder with respect to such Collateral.

8. The Escrow Agent shall have no liability to any party except for the Escrow Agent's willful misconduct or gross negligence. Upon disposing of the Collateral held by the Escrow Agent in the manner provided in this Agreement, the Escrow Agent shall be released, discharged, and acquitted of all obligations and liabilities hereunder and any claims or surcharges made by or on behalf of any party to this Agreement.

9. The Escrow Agent may resign at any time on thirty (30) days' written notice to all the parties hereto, in which event Quintel shall have the right to name a substitute escrow agent, who shall be an attorney admitted to the practice of law in the State of New York. If a substitute escrow agent is not appointed at the end of such period, the Escrow Agent may appoint a substitute escrow agent.

10. Feder, Lindsey, Stolz and PRN each acknowledge that the Escrow Agent has acted as counsel to Quintel in connection with the negotiation and conclusion of the Acquisition Agreement and the consummation of the transactions contemplated thereby. In the event of any dispute between Feder, Lindsey, Stolz and/or PRN and Quintel in connection with the Acquisition Agreement or the transactions contemplated thereby, including the transactions described in this Escrow Agreement, Feder, Lindsey, Stolz and PRN consent to the Escrow Agent acting as counsel to Quintel in connection with such dispute.

11.      This Agreement cannot be changed or terminated orally.


FEDER, KASZOVITZ, ISAACSON, WEBER, SKALA & BASS LLP


By:
   -----------------------------


QUINTEL ENTERTAINMENT, INC.            CALLING CARD CO., INC.


By:                                    By:
   -----------------------------          --------------------------------

PSYCHIC READERS NETWORK, INC.


By:
   -----------------------------




- --------------------------------          --------------------------------
STEVEN L. FEDER                                   THOMAS H. LINDSEY




- --------------------------------
PETER STOLZ

Schedule 1.15             Non-Competition and Right of First Refusal Agreements

                                     NON-COMPETITION AND RIGHT OF FIRST REFUSAL
                                     AGREEMENT dated ___________, 1996 by and between QUINTEL ENTERTAINMENT, INC., a Delaware corporation ("Quintel") and PSYCHIC READERS NETWORK, INC., a Florida corporation ("PRN" or "Obligor").


       __________________________________________________________________
                                R E C I T A L :

Quintel has concurrently with the execution and delivery of this Agreement acquired all of the interest (the "NL Interest") in New Lauderdale L.C., a Florida limited liability company ("New Lauderdale") owned by PRN, in consideration for 3,200,000 shares of Quintel's common stock.

NOW, THEREFORE, in order to induce Quintel to issue its shares of stock in consideration for the transfer of the NL Interest, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:


         1. As an inducement to Quintel's acquisition of the NL Interest and issuance of its shares in consideration for the transfer of the NL Interest, the Obligor hereby covenants and agrees that from the date hereof through ___________, 2001 (the "Restrictive Period"), it will not, without the prior written approval of the Board of Directors of Quintel, directly or indirectly, engage in any business activity competitive (i) with the business of New Lauderdale acquired by Quintel or (ii) competitive with any other business conducted by Quintel or any of its subsidiaries or affiliates during the Restrictive Period (Quintel and its subsidiaries and affiliates are collectively referred to as the "Company"). The term "affiliate" shall mean any entity or venture in which Quintel has an interest.

For the purposes of this Agreement any business which (i) provides telephone entertainment services of the type provided by New Lauderdale or the Company, or (ii) which the Company or New Lauderdale is considering or has in the past twelve months considered, or (iii) which markets and/or operates theme related telephone service programs or membership clubs pertaining to astrology, psychics, diet services, personals or any other subject matter with which Quintel or New Lauderdale is now actively engaged in or has been engaged during the preceding twelve months, or becomes engaged during the Restrictive Period will constitute a business activity competitive with the business of the Company or New Lauderdale, as the case may be. Furthermore, the Obligor agrees that, during such period, it shall not (i) directly or indirectly employ or attempt to employ or assist anyone else to employ any person who is then, or at any time during the preceding twelve months was, in the employ of the Company, other than Stephen Feder, or (ii) solicit, directly or indirectly, or affect to the Company's detriment any relationship of the Company with any customer, supplier, service bureau, vendor or employee of the Company or New Lauderdale or cause any customer, supplier, service bureau or vendor of the Company or New Lauderdale to refrain from entrusting additional business to the Company or New Lauderdale. Notwithstanding the provisions of this Section 1, Obligor shall be permitted to continue to conduct its existing business as of the date hereof following its transfer of the NL Interest to the Company. PRN'S existing business as of the date hereof means the business of providing pay- per-call astrology and psychics telephone entertainment in the manner in which PRN is providing such services as of the date hereof.

         2. As used herein, the term "customer" shall mean (i) anyone who is a customer of the Company at the time of the alleged prohibited conduct; (ii) anyone who was a customer of the Company or NL at any time during the two year period immediately preceding the alleged prohibited conduct; (iii) any prospective customers to whom the Company had made a presentation (or similar offering of services) within a period of 360 days immediately preceding the alleged prohibited conduct or, if the alleged prohibited conduct occurs after the end of the Restrictive Period, within a period of 360 days immediately preceding such termination; and (iv) any customer for which the Company renders or has provided programs or services within the time periods set forth above.

         3. As a further inducement to Quintel's acquisition of the NL Interest and issuance of its shares in consideration for the transfer thereof, the Obligor agrees that the Company shall have a right of first refusal with respect to any new business venture (any such venture is referred to as a "New Venture") developed by PRN with any third parties or in the management,
ownership or development of which it becomes involved.   In the event Obligor
becomes involved in the development of a New Venture, Obligor shall give written notice to the Quintel of the nature thereof, and the Quintel, Quintel or any of their respective subsidiaries or affiliates shall have the right at their option, exercised by written notice to Obligor given within thirty (30) days after receipt of Obligor's notice, to negotiate the terms of such New Venture with the other parties involved with such New Venture within the sixty
(60) day period following receipt of Obligor's notice, and during such sixty
(60) day period the parties will negotiate in good faith regarding such terms. If the Quintel and such third parties are unable to reach agreement during such sixty (60) day period, Obligor may enter into such New Venture with such third parties on terms no less favorable than the last terms, if any, proposed by the Quintel to such third parties, or if no such terms were proposed, on terms no more favorable than the last terms, if any, proposed by such third parties to the Quintel. If Obligor and the third parties do not conclude a definitive, binding agreement with respect to the New Venture within six (6) months thereafter, then prior to entering into an agreement with other parties with respect to such New Venture, Obligor shall again give notice to the Quintel of its determination to enter into such New Venture, and the Quintel shall again have the right of first refusal described in this paragraph with respect to the New Venture.

         4. The Obligor acknowledges that the restrictive covenants above are necessary in order to protect and maintain the asset acquired by Quintel from PRN and to prevent the usurpation by the Obligor of all or any portion of the asset acquired by Quintel. The Obligor acknowledges that the business of NL and the Company extends beyond the geographic area of the States of New York and Florida and accordingly, he is reasonable that the restrictive covenants set forth above are not limited by specific geographic area but by the location of the customers of the Company and NL.

         5. The Obligor acknowledges that the remedy at law for any breach of this Agreement by the Obligor will be inadequate and that, accordingly, Company shall, in addition to all other available remedies (including without limitation seeking such damages as it can show it has sustained by reason of such breach), be entitled to injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law.

         6. The Obligor acknowledges that the type and periods of restriction imposed herein are fair and reasonable and are reasonably required for the protection of the Company and New Lauderdale and are given as an integral part of the acquisition by Quintel of the NL Interest from PRN. If any of the covenants contained in this Agreement, or any part thereof, is hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If any of the covenants contained in this Agreement, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision and, in its reduced form, said provision shall then be enforceable.

         7. The Obligor acknowledges that Company and the Obligor intend to and hereby confer jurisdiction to enforce the covenants contained in this Agreement upon the courts of any state within the geographical scope of such covenants. In the event that the courts of one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other states within the geographical scope of such covenants, as to breaches of such covenants in such other respective states, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants. Notwithstanding the foregoing, no action will be commenced in more than one jurisdiction at a time unless one or more of the provisions of this Agreement can only be enforced if an action is brought in another jurisdiction or jurisdictions.

         8. In order to secure its obligations under this Agreement, PRN hereby grants the Quintel a security interest in all of PRN's Confidential Information, and all documents, instruments, computer software, object codes, computer hardware, and intangibles in which such Confidential Information is maintained, stored, or embodied. The term "Confidential Information means any secret or confidential information used by PRN in the conduct of its business, including the computer system software operating PRN's caller distribution and psychics' backend scheduling; the operations of the live operator service and all confidential information and proprietary data related thereto; and any derivative works derived therefrom, as well as research, development, trade secrets and business affairs of PRN, its employees, contractors, subcontractors, subsidiaries, affiliates or agents. This Agreement shall constitute a security agreement within the meaning of the Uniform Commercial Code of Florida, New York and Delaware (collectively, "UCC"). In the event of any breach by PRN of its obligations under this Agreement, Quintel shall have all of the rights of a secured creditor under the UCC. Quintel shall have the right to file without PRN's signature a financing statement and any continuation statement or amendment thereto necessary or advisable in order to perfect and maintain the perfection of the foregoing security interest. A UCC-3 termination statement terminating the security interest in the Confidential Information shall be delivered to PRN at such time as no Obligations remain to be performed.

         9. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

         10. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within the state of New York.

         11. In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction or arbitration panel, the remaining provisions of this Agreement shall nevertheless be binding upon the parties hereto with the same effect as though the void or unenforceable part had been severed and deleted.

         12. This Agreement may not be changed orally, but only by an agreement in writing signed by the Company and PRN.

                                       QUINTEL ENTERTAINMENT, INC.


                                       By:
                                           --------------------------------
                                                  Jeffrey L. Schwartz

                                       PSYCHIC READERS NETWORK, INC.


                                       By:
                                          ---------------------------------

                                        NON-COMPETITION AND RIGHT OF FIRST
                                        REFUSAL AGREEMENT dated
                                        ___________, 1996 by and
                                        between QUINTEL
                                        ENTERTAINMENT, INC., a
                                        Delaware corporation
                                        ("Quintel") and
                                        ________________________
                                        ("Obligor").


       __________________________________________________________________
                                R E C I T A L :

Quintel has concurrently with the execution and delivery of this Agreement acquired all of the interest (the "NL Interest") in New Lauderdale L.C., a Florida limited liability company ("New Lauderdale") owned by Psychic Readers Network, Inc., a Florida corporation of which Obligor is a shareholder, in consideration for 3,200,000 shares of Quintel's common stock, of which _____________ shares have been distributed to Obligor.



NOW, THEREFORE, the parties agree as follows:


         1. As an inducement to Quintel's acquisition of the NL Interest and issuance of its shares in consideration for the transfer of the NL Interest, the Obligor hereby covenants and agrees that from the date hereof through ___________, 2001 (the "Restrictive Period"), he will not, without the prior written approval of the Board of Directors of Quintel, directly or indirectly, engage in any business activity competitive (i) with the business of New Lauderdale acquired by Quintel or (ii) competitive with any other business conducted by Quintel or any of its subsidiaries or affiliates, including New Lauderdale during the Restrictive Period (Quintel and its subsidiaries and affiliates are collectively referred to as the "Company"). The term "affiliate" shall mean any entity or venture in which Quintel has an interest.

For the purposes of this Agreement any business which (i) provides telephone entertainment services of the type provided by the Company, or (ii) which New Lauderdale is considering or has in the past twelve months considered, or (iii) which markets and/or operates theme related telephone service programs, voice-mail programs or membership clubs pertaining to astrology, psychics, diet services, personals or any other subject matter with which the Company is now actively engaged in or has been engaged during the preceding twelve months, or becomes engaged during the Restrictive Period will constitute a business activity competitive with the business of the Company. Furthermore, the Obligor agrees that, during such period, he shall not (i) directly or indirectly employ or attempt to employ or assist anyone else to employ any person (except on behalf of the Company) who is then, or at any time during the preceding twelve months was, in the employ of the Company, or (ii) solicit, directly or indirectly, or affect to the Company's detriment any relationship of the Company with any customer, supplier, service bureau, vendor or employee of the Company or cause any customer, supplier, service bureau or vendor of the Company to refrain from entrusting additional business to the

Company. Nothing herein shall prevent or limit PRN in the conduct of its existing business as defined herein.

Notwithstanding the provisions of this Section 1, Obligor shall be permitted to continue to render services to PRN with respect to the conduct of its existing business as of the date hereof following PRN's transfer of the NL Interest to the Company. PRN'S existing business as of the date hereof means the business of providing pay-per-call astrology and psychics telephone entertainment in the manner in which PRN is providing such services as of the date hereof.

         2. As used herein, the term "customer" shall mean (i) anyone who is a customer of the Company at the time of the alleged prohibited conduct; (ii) anyone who was a customer of the Company at any time during the two year period immediately preceding the alleged prohibited conduct; (iii) any prospective customers to whom the Company had made a presentation (or similar offering of services) within a period of 360 days immediately preceding the alleged prohibited conduct or, if the alleged prohibited conduct occurs after the end of the Restrictive Period, within a period of 360 days immediately preceding such termination; and (iv) any customer for which Company, renders or has provided programs or services within the time periods set forth above.

         3. As a further inducement to Quintel's acquisition of the NL Interest and issuance of its shares in consideration for the transfer thereof, the Obligor agrees that the Company shall have a right of first refusal with respect to any new business venture (any such venture is referred to as a "New Venture") developed by him with any third parties or in the management,
ownership or development of which he becomes involved.   In the event Obligor
becomes involved in the development of a New Venture, Obligor shall give written notice to the Quintel of the nature thereof, and the Quintel, Quintel or any of their respective subsidiaries or affiliates shall have the right at their option, exercised by written notice to Obligor given within thirty (30) days after receipt of Obligor's notice, to negotiate the terms of such New Venture with the other parties involved with such New Venture within the sixty
(60) day period following receipt of Obligor's notice, and during such sixty
(60) day period the parties will negotiate in good faith regarding such terms. If the Quintel and such third parties are unable to reach agreement during such sixty (60) day period, Obligor may enter into such New Venture with such third parties on terms no less favorable than the last terms, if any, proposed by the Quintel to such third parties, or if no such terms were proposed, on terms no more favorable than the last terms, if any, proposed by such third parties to the Quintel. If Obligor and the third parties do not conclude a definitive, binding agreement with respect to the New Venture within six (6) months thereafter, then prior to entering into an agreement with other parties with respect to such New Venture, Obligor shall again give notice to the Quintel of his determination to enter into such New Venture, and the Quintel shall again have the right of first refusal described in this paragraph with respect to the New Venture.

         4. The Obligor acknowledges that the restrictive covenants above are necessary in order to protect and maintain the asset acquired by the Quintel from PRN and to prevent the usurpation by the Obligor (an employee of and a stockholder of PRN) of all or any portion of the asset acquired by Quintel. The Obligor acknowledges that the business of the Company extends beyond the geographic area of the States of New York and Florida and accordingly, it is reasonable that the restrictive covenants set forth above are not limited by specific geographic area but by the location of the customers of the Company.

         5. The Obligor acknowledges that the remedy at law for any breach of this Agreement by the Obligor will be inadequate and that, accordingly, Company shall, in addition to all other available remedies (including without limitation seeking such damages as it can show it has sustained by reason of such breach), be entitled to injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law.

         6. The Obligor acknowledges that the type and periods of restriction imposed herein are fair and reasonable and are reasonably required for the protection of the Company and New Lauderdale, and are given as an integral part of the acquisition by Quintel of the NL Interest from PRN. If any of the covenants contained in this Agreement, or any part thereof, is hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If any of the covenants contained in this Agreement, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision and, in its reduced form, said provision shall then be enforceable.

         7. The Obligor acknowledges that Company and the Obligor intend to and hereby confer jurisdiction to enforce the covenants contained in this Agreement upon the courts of any state within the geographical scope of such covenants. In the event that the courts of one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other states within the geographical scope of such covenants, as to breaches of such covenants in such other respective states, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants. Notwithstanding the foregoing, no action will be commenced in more than one jurisdiction at a time unless one or more of the provisions of this Agreement can only be enforced if an action is brought in another jurisdiction or jurisdictions.


         8. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

         9. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within New York.

         10. In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction or arbitration panel, the remaining provisions of this Agreement shall nevertheless be binding upon the parties hereto with the same effect as though the void or unenforceable part had been severed and deleted.

         11. This Agreement may not be changed orally, but only by an agreement in writing signed by the Company and the Obligor.

                                       QUINTEL ENTERTAINMENT, INC.


                                       By:
                                          --------------------------------
                                                 Jeffrey L. Schwartz

                                       OBLIGOR:



                                       -------------------------------------

Schedule 1.22             Registration Rights Agreement

                 REGISTRATION RIGHTS AGREEMENT (the "Agreement") dated __________________, 1996, by and among QUINTEL ENTERTAINMENT, INC., a Delaware corporation (the "Company"), and PSYCHIC READERS NETWORK, INC., a Florida corporation ("PRN").

                 WHEREAS, PRN has sold to the Company's subsidiary its interest in New Lauderdale L.C. in consideration of the issuance to PRN by the Company of Three Million Two Hundred Thousand (3,200,000) shares of Common Stock, par value $.001 per share, of the Company (the "Registrable Securities"); and

                 WHEREAS, PRN has distributed a portion of the Registrable Securities to its three stockholders (PRN and/or such persons are hereinafter referred to collectively as the "Holders" or each as a "Holder");

                 NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties agree as follows:

         1. Registration of Registrable Securities. As promptly as practicable after the date of this Agreement, the Company will file and use its best efforts to cause to become effective under the Securities Act of 1933, as amended (the "Act"), a registration statement covering the Registrable Securities to permit the public distribution, which shall include the resale on a continuing basis, of the Registrable Securities by the Holders. The Company will use its reasonable efforts to maintain in effect such registration statement for (i) two (2) years following the date hereof or, if sooner, (ii) until, in the opinion of counsel for the Company, the Registrable Securities may be publicly sold in accordance with the provisions of Rule 144 (or any successor or supplemental rule) under the Act or otherwise without registration under the Act.

         2. Inclusion of Other Securities in Registration Statement. The Company shall have the right to include in any registration statement filed pursuant to Section 1 hereof any other securities of the Company for sale for its own account or for the account of any other person. If any such other securities shall be offered in an underwritten offering, at the request of the managing underwriter, the Holders shall sell the Registrable Securities to or through the underwriters on the same terms as such other securities are being offered and sold by such underwriters, and each Holder will enter into an underwriting agreement with such underwriters which shall be substantially similar to the underwriting agreement between the Company or such other persons selling securities and the underwriters, provided that the Holders shall not be required to make any representations or warranties to the underwriters other than as relate to such Holder and such Holder's Registrable Securities.

         3. Registration Procedures. In connection with the registration of the Registrable Securities pursuant to this Agreement, the Company will as expeditiously as practicable:

                 (a) prepare and file with the Securities and Exchange Commission (the "Commission") a registration statement with respect to such securities on such appropriate registration form of the Commission as shall be selected by the Company and use its reasonable efforts to cause such registration statement to become effective;

                 (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and current, and to comply with the provisions of the Act with respect to the disposition of the securities covered by such registration statement, for the period during which the Company is required to keep the registration statement in effect as provided in
         Section 1 hereof;

                 (c) furnish to the Holder and each underwriter, if any, of such securities such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Act, in conformity with the requirements of the Act, and such other documents, as such Holder or such underwriter may reasonably request in order to facilitate the disposition of the securities owned by such Holder, but only while the Company is required under the provisions hereof to cause the registration statement to remain in effect;

                 (d) use reasonable efforts to register or qualify the Registrable Securities covered by such registration statement under such securities or blue sky laws of such jurisdictions where an exemption is not available and as the Holders of Registrable Securities covered by such registration statement shall reasonably request, and to take any and all other action which may be necessary or advisable to enable such Holders to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holders; provided, however, that the Company shall not for any such purpose be required (A) to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not, but for the requirements of this paragraph (d) be obligated to be so qualified, (B) to conform the composition of its assets at the time to the securities or blue sky laws of any jurisdiction, (C) to subject itself to taxation in any such jurisdiction, or (D) to consent to general service of process in any such jurisdiction;

                 (e) notify the Holder at any time when a prospectus relating thereto is required to be delivered under the Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (whereupon the Holder shall forthwith discontinue use of such prospectus until receipt of notice from the Company that use of such prospectus may be resumed or receipt of a prospectus supplement or amendment hereinafter referred to), and, at the request of the Holder, promptly prepare and file with the Commission and furnish to the Holder and each underwriter, if any, a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances the existing;

                 (f) use reasonable efforts to list all Registrable Securities covered by such registration statement on any national securities exchange on which the Company's securities of the same class are then listed or, if not so listed, to qualify for trading on NASDAQ=NMS or NASDAQ, if eligible and if securities of the same class are then so traded, if such securities are not already so listed or qualified and if such listing or qualification is then permitted under the rules of such exchange or market system.

         The Company may require each Holder of Registrable Securities as to which any registration is being effected to furnish the Company with such information regarding such Holder and the intended method of distribution of such Registrable Securities as the Company may from time to time reasonably request in writing and as shall be required by law in connection therewith, including, without limitation, notice of sales effected by such Holders under such registration statement.

         In the event that a registration statement pursuant to this Agreement does not become effective notwithstanding the Company's compliance with the procedures contained in this Section 3, the Company shall not be liable in any manner whatsoever to the Holder with respect to the same.

         4. Reasonable Investigation. In connection with the preparation and filing of the registration statement pursuant to this Agreement, the Company will give the Holders, their respective underwriters, if any, and their respective counsel and accountants, the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and, to the extent practicable, each amendment thereof or supplement thereof, and will give each of them (provided such Holder agrees not to use any information so obtained for any purpose other than preparation of the registration statement except to the extent the Holders would be entitled to receive such information without restriction as stockholders of the Company under applicable provisions of Delaware law) such access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such Holders' and such underwriters' respective counsel, to conduct a reasonable investigation within the meaning of the Act.

         5. Expenses. The Company will pay all expenses incident to the Company's performance of or compliance with Section 3 of this Agreement. The Holders will pay any and all fees and expenses of their respective counsel, accountants and advisors, underwriters' and brokers' discounts, commissions, fees and expenses, and transfer taxes, if any, in respect of the Registrable Securities.

         6.      Indemnification.

                 (a) Indemnification by the Company. With respect to the registration of Registrable Securities pursuant to this Agreement, the Company will, and hereby does, indemnify and hold harmless each Holder, its directors, officers, partners, agents and affiliates, if any, and each other person who participates as an underwriter in the offering or sale of such Registrable Securities and each other person, if any, who controls such Holder or any such underwriter within the meaning of the Act, against any losses, claims, damages or liabilities, joint or several, to which such Holder or any such director, officer, partner, agent or affiliate or participating or controlling person may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Securities were registered under the Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will reimburse such Holder and each such director, officer, partner, agent, affiliate, participating person and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holer or such underwriter, as the case may be; and provided, further, that the Company shall not be liable to the Holder or any person who participates as an underwriter in the offering or sale of Registrable Securities or any other person, if any, who controls such Holder or underwriter within the meaning of the Securities Act, in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of such Holder's or person's failure to send or give a copy of the final prospectus, as the same may be then supplemented or amended, to the person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such person if such statement or omission was corrected in such final prospectus. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any such director, officer, partner, agent, affiliate, participating person or controlling person and shall survive the transfer of such securities by such Holder.

                 (b) Indemnification by the Holder. Each Holder will indemnify and hold harmless (in the same manner and to the same extent as set forth in section (a) above) the Company, each director of the Company, each officer of the Company, each other person, if any, who controls the Company within the meaning of the Securities Act and any underwriter of the Registrable Securities, with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Holder or such underwriter, as the case may be. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling person and shall survive the transfer of such Registrable Securities by the Holder.

                 (c) Notices of Claims, etc. Promptly after receipt of any party entitled to indemnification under this Agreement (the "Indemnitee") of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in any claims referred to in paragraph (a) or (b) hereof, the Indemnitee shall promptly give notice thereof (the "Claims Notice") to the party obligated to provide indemnification pursuant to Section 9.2 or
9.4 (the "Indemnifying Party"); provided, however, that the failure of any Indemnitee to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under paragraph (a) or (b), except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Claims that have been or may be suffered by the Indemnitee.

                 The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability at the expense of the Indemnifying Party (if the Indemnifying Party is found obligated to indemnify the Indemnitee with respect to the Claim). Subject to the limitations contained in paragraph (d) on the obligations of the Indemnifying Party in respect of proposed settlements, the Indemnitee shall have the right to employ its own counsel with respect to any Asserted Liability, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless
(a) the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such action, or (b) such Indemnifying Party shall not have, as provided above, promptly employed counsel reasonably satisfactory to the Indemnitee to take charge of the defense of such action, or (c) the Indemnitee shall have reasonably concluded based on an opinion of counsel that there may be one or more legal defenses available to it which are different from or additional to those available to such Indemnifying Party, in any of which events such reasonable fees and expenses shall be borne by the Indemnifying Party and the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnitee in respect of such different or additional defenses. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. If the Indemnifying Party elects not to assume the defense of a Claim, it will not be obligated to pay the fees and expenses of more than one counsel for all Indemnitees with respect to such claim, unless in the reasonable judgment of an Indemnitee, and in the opinion of such Indemnitee's counsel, a conflict of interest may exist between such Indemnitee and any other of such Indemnitees with respect to such claim, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such additional counsel or counsels.

         Neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim for which indemnification has been sought and is available hereunder, over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld or delayed. If, however, the Indemnitee refuses to consent to a bona fide offer of settlement which the Indemnifying

Party wishes to accept, the Indemnitee may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the Indemnitee. In such event, the obligation of the Indemnifying Party to the Indemnitee shall be equal to the lesser of (i) the amount of the offer of settlement which the Indemnitee refused to accept plus the costs and expenses of the Indemnitee prior to the date the Indemnifying Party notified the Indemnitee of the offer of settlement, and (ii) the actual out-of-pocket amount the Indemnitee is obligated to pay as a result of the Indemnitee's continuing to pursue such matter. No party will be required to consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such party of a release from all liability in respect to the Claim.

                 (d) Contribution. If the indemnification provided for in this section 6 from the Indemnifying Party is unavailable to an Indemnitee hereunder in respect of any losses, claims, damages or liabilities referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of such Indemnifying Party and Indemnitees in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations or, if the allocation provided above is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by the Indemnifying Party and the Indemnitees from the offering of the securities covered by the registration statement that gave rise to the indemnification claim. The relative fault of such Indemnifying Party and Indemnitees shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnitees and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 6, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this paragraph (d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph (d). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. In addition, no person shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or claim effected without such person's consent (which consent shall not be unreasonably withheld).

         7.      Substitute Registration Statement on Form S-3.
Notwithstanding anything to the contrary provided herein, to the extent permitted by the Act and the rules and regulations of the Commission thereunder, if the Company may effect or continue in effect the registration of Registrable Securities (during such period as the Company may be required to keep a registration statement in effect pursuant to this Agreement) on Form S-3 (or any successor form), the Company may deregister any Registrable Securities registered pursuant to this Agreement on a form other than Form S-3 and remaining unsold and re-register such Registrable Securities on Form S-3 (or any successor form).

         8. Notices. All notices or communications provided for hereunder shall be in writing (including facsimile transmission) and shall be addressed as follows:

         (a)     If to the Company:

                                  Quintel Entertainment, Inc.
                                  One Blue Hill Plaza
                                  Pearl River, New York  10965
                                  Attn: Jeffrey L. Schwartz,
                                        Chief Executive Officer

                 Copy to:

                                  Murray L. Skala, Esq.
                                  Feder, Kaszovitz, Isaacson,
                                    Weber, Skala & Bass LLP
                                  750 Lexington Avenue
                                  New York, New York  10022

                 (b)  If to the Holders:

                                  c/o Psychic Readers Network, Inc.
                                  2455 E. Sunrise Boulevard
                                  Fort Lauderdale, Florida 33304

                 Copy to:

                                  Donn Beloff, Esq.
                                  Holland & Knight
                                  One East Broward Boulevard
                                  Fort Lauderdale, Florida 33301


Notices given by mail shall be deemed to have been given no later than three business days after the date sent, if sent by registered or certified mail, postage repaid, and addressed to the applicable party at the address shown above (or such other address designated by such party subsequent to the date hereof. Notices given by facsimile or hand delivery transmission shall be deemed to have been given when sent or delivered, if properly addressed to the party to whom sent or delivered. Any party may, by notice to the other party given in accordance with this Section 8, designate another address or person for receipt of notices or communications hereunder.

         9. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the matters described herein, and supersedes all prior discussions, agreements and undertakings, written or oral, of any and every nature with respect thereto.

         10. Waiver and Amendments. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by or on behalf of the parties. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive compliance with one or more of the terms hereof, as the case may be. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

         11. Governing Law. This Agreement shall be governed in all respects, including validity, construction, interpretation and effect, by the laws of the State of New York without giving effect to the conflict of laws provisions thereof. To the extent permitted by law, each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the City of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transaction contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 8 shall be effective service of process of any action, suit or proceeding brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transaction contemplated hereby, in the courts of the State of New York or the Untied States of America located in the City of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         12. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. The rights of a Holder under this Agreement may not be assigned or transferred.

         13. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts which together shall constitute one and the same instrument.

         14. Further Assurances. Each party shall, at the request of any other party hereto, at any time and from time to time following the date of this Agreement promptly execute and deliver, or cause to be executed and delivered, to such requesting party all such further instruments and take all such further action as may be reasonably necessary or appropriate to confirm or carry out the provisions and intents of this Agreement.

         15. Captions. All Section titles or captions contained in this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. All references herein to Sections and paragraphs shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

                                       QUINTEL ENTERTAINMENT, INC.


                                       By:
                                           ---------------------------------
                                            Name:  Jeffrey L. Schwartz
                                            Title: Chairman and
                                            Chief Executive Officer

                                       PSYCHIC READERS NETWORK, INC.


                                       By:
                                          ----------------------------------
                                           Name:  Steven L. Feder
                                           Title:


                                       -------------------------------------
                                                   Steven L. Feder



                                       -------------------------------------
                                                   Peter Stolz



                                       -------------------------------------
                                                   Thomas H. Lindsey

Schedule 2.6              Form of Earnings Distribution Note

                              NEW LAUDERDALE, L.C.
                                PROMISSORY NOTE


$________________                                             __________, 1996



FOR VALUE RECEIVED, the undersigned, NEW LAUDERDALE, L.C., a Florida limited liability company (the "Maker"), having a place of business at One Blue Hill Plaza, Pearl River, New York 10965, hereby promises to pay to the order of _______________________________(the "Holder"), having an address at
_____________________________________________________________ the principal sum of _________________________________________ Dollars and ________ Cents
($_______________________), with interest thereon at the rate of ________________ (___%) per annum [the Applicable Federal Rate determined under
Section  7872 of the Internal Revenue Code].

This Note is one of a series of notes being issued to the three stockholders of Psychic Readers Network, Inc., a Florida corporation ("PRN") in the aggregate amount of $_______________, in payment of an amount due to PRN by Maker. This Note shall rank pari passu with all other such notes of this series.

The principal amount outstanding under this Note shall be payable by the Maker to the Holder commencing on ___________________________, 1996, and each month thereafter, until the date on which all amounts outstanding under this Note have been paid in full (the "Final Payment Date"). Such monthly installments shall be equal to the aggregate of:

         (i)  A minimum payment in the amount of $___________________ [[$75,000 multiplied by the holder's percentage ownership of PRN Shares]]; and

         (ii) _______________ percent [[holder's percentage ownership of PRN Shares]] multiplied by fifty (50%) percent of the Company's cash flow in excess of $500,000 for the month immediately preceding.

Interest shall accrue and be payable in full on the Final Payment Date. Interest at the rate of twelve percent (12%) per annum shall accrue upon any installment not paid when due, or, after acceleration, upon the entire balance, until paid in full.

This Note may be prepaid in whole or in part at any time without premium or penalty.

IT IS FURTHER EXPRESSLY AGREED, that in the event of the failure of Maker to pay any installment due under this Note after its due date, or then the entire amount due under this Note shall upon five (5) days written notice given to Maker and failure to cure such failure within such five (5) day period become immediately due and payable at the option of the Holder without further notice or demand. The undersigned agrees to pay, in addition to the principal and interest, all costs of collection, including attorneys' fees and disbursements.

If a law which applies to this Note, and which sets maximum rates of interest which may be charged, is finally interpreted so that the interest collected or to be collected pursuant to this Note exceeds the permitted limits, then: (i) such interest shall be reduced by the amount necessary to reduce the interest to the permitted limit; and (ii) any sums already collected from the person or persons as to whom such interest is determined to have exceeded the permitted limits will be refunded to such person or persons. The Holder may choose to make this refund by reducing the principal amount owed under this Note or by making a direct payment to such person or persons. If a refund reduces principal, the reduction will be treated as a partial prepayment.

The undersigned waives presentment, demand for payment, notice of dishonor and any or all notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Promissory Note and consents to any or all delays, extensions of time, renewals, releases of any party to this Promissory Note and of any available security therefor to any party to this Promissory Note or to the actual holder thereof and any and all waivers or modifications that may be granted or consented to by the Holder with regard to the time of payment or with respect to any other provisions of this Note and agrees that no such action or failure to act on the part of the Holder shall be construed as a waiver by the Holder of, or otherwise affect, its right to avail itself of any remedy with respect thereto.

This Note shall be governed by and construed under the law of the State of New York. Unless applicable law requires a different method, any notice that must be given to the undersigned under this Note will be given by delivering it or mailing it by first class mail to the undersigned at the address set forth at the beginning of this Note or at such other address as such person may give notice of to the Holder. Any notice to the Holder will be given by mailing it first class mail to the Holder at the address for the Holder set forth at the beginning of this Note or at such other address as the Holder may give notice of to the Maker.

         Any action brought to enforce this Note may be brought in the State of New York, and Maker hereby consents to the personal jurisdiction of the federal and state courts located in the State of New York, and agrees that unless applicable law requires a different method, service of process in any such action may be made by first class mail upon the Maker at the address set forth in the beginning of this Note or at such other address as the Maker shall advise the Holder by written notice to the address at which payments due under this Note are to be sent pursuant to the first paragraph of this Note.

                                        NEW LAUDERDALE L.C.

                                        By: CALLING CARD CO., INC., a member



                                        By:_________________________________

Schedule 3.4.1(A)         Form of Section 3.4.1 Note

                                PROMISSORY NOTE


$__________                                                 ___________, 199__



FOR VALUE RECEIVED, ________________________, an individual resident of the State of Florida residing at ______________________, Florida 33____, (the "Maker") promises to pay to _____________________ (the "Holder"), or order, at _____________________, or such other place as the holder hereof may from time to time designate in writing, the principal sum of _____________________________ ($_______) DOLLARS, with interest at an annual rate of ________________________ (____%) percent, as follows:

         (1) interest shall be payable commencing on _______, 199__ and on the first day of each month thereafter until the due date hereunder; and

         (2) the balance of principal and interest to be repaid in full within five (5) business days after a registration statement under the Securities Act of 1933, as amended, permitting the sale of the Maker's shares of common stock of Quintel Entertainment, Inc. ("Quintel"), pledged by the Maker to the Holder as a security interest pursuant to the provisions of the Pledge of Shares Agreement (defined below), becoming effective or, in the opinion of Quintel's counsel, the sale of such shares becomes exempt from registration and applicable state law requirements.

This Note is secured by a Pledge of Shares Agreement of even date herewith between the Maker as Pledgor and the Holder as Secured Party.

IT IS FURTHER EXPRESSLY AGREED, that in the event of the failure of Maker to
(i) pay any installment of principal or interest due under this Note on its due date, or (ii) perform its obligations or pay any amount due under the Pledge of Shares Agreement, then the entire amount due under this Note shall, upon five
(5) days written notice given to Maker and failure to cure such failure within such five (5) day period, become immediately due and payable at the option of the Holder without further notice or demand.

Interest at the rate of nine percent (9%) per annum shall accrue upon any installment not paid when due, or, after acceleration, upon the entire balance, until paid in full.

This Note may be prepaid in whole or in part at any time without premium or penalty.

The undersigned agrees to pay, in addition to the principal and interest, all costs of collection, including attorneys' fees and disbursements.

If a law which applies to this Note, and which sets maximum rates of interest which may be charged, is finally interpreted so that the interest collected or to be collected pursuant to this Note exceeds the permitted limits, then: (i) such interest shall be reduced by the amount necessary to reduce the interest to the permitted limit; and (ii) any sums already collected from the person or persons as to whom such charged is determined to have exceeded the permitted limits will be refunded to such person or persons. The Holder may choose to make this refund by reducing the principal amount owed under this Note or by making a direct payment to such person or persons. If a refund reduces principal, the reduction will be treated as a partial prepayment.

The undersigned waives presentment, demand for payment, notice of dishonor and any or all notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Promissory Note and consents to any or all delays, extensions of time, renewals, releases of any party to this Promissory Note and of any available security therefor to any party to this Promissory Note or to the actual holder thereof and any and all waivers or modifications that may be granted or consented to by the Holder with regard to the time of payment or with respect to any other provisions of this Note and agrees that no such action or failure to act on the part of the Holder shall be construed as a waiver by the Holder of, or otherwise affect, its right to avail itself of any remedy with respect thereto.

This Note shall be governed by and construed under the law of the State of New York. Unless applicable law requires a different method, any notice that must be given to the undersigned under this Note will be given by delivering it or mailing it by first class mail to the undersigned at the address set forth at the beginning of this Note or at such other address as such person may give notice of to the Holder. Any notice to the Holder will be given by mailing it first class mail to the Holder at the address for the Holder set forth at the beginning of this Note or at such other address as the Holder may give notice of to the Maker.

         Any action brought to enforce this Note may be brought in the State of New York, and Maker hereby consents to the personal jurisdiction of the federal and state courts located in the State of New York, and agrees that unless applicable law requires a different method, service of process in any such action may be made by first class mail upon the Maker at the address set forth in the beginning of this Note or at such other address as the Maker shall advise the Holder by written notice to the address at which payments due under this Note are to be sent pursuant to the first paragraph of this Note.

If more than one person signs this Note, each person is fully and personally obligated to keep all of the promises made in this Note, including the promise to pay the full amount owed. Any person who is a guarantor, surety or endorser of this Note is also obligated to perform such obligations. Any person who takes over these obligations, including the obligations of a guarantor, surety or endorser of this Note, is also obligated to keep all of the promises made in this Note. The Holder may enforce its rights under this Note against each person individually or against all of persons who sign this Note together.
This means that any one of the undersigned may be required to pay all of the amounts owed under this Note.




                                               ____________________________


ATTEST:





- --------------------

Schedule 3.4.1(B)         Form of Security Agreement

                           PLEDGE OF SHARES AGREEMENT

         THIS AGREEMENT, made as of the ____ day of _____________ by and between ______________ an individual residing at _____________________
(hereinafter referred to as the "Shareholder") and ________________, an individual residing at__________________ (hereinafter referred to as the "Secured Party").

                                   BACKGROUND

         A. The Shareholder is the owner of ___________ shares of common stock (the "Shares") of QUINTEL ENTERTAINMENT, INC. (the "Company");

         B. The Shareholder has been loaned $_____________ by the Secured Party, with such loan evidenced by a note (the "Note"), a copy of which is annexed hereto as Schedule A.

         C. The Shareholder desires, by the execution and delivery of this Agreement, to grant to the Secured Party on the terms and conditions contained herein, a valid and enforceable lien on and security interest in the Shares, as security for the due performance and the payment of the amounts due under the Note and the obligations described in this Agreement.

ARTICLE
1.                                  PLEDGE OF SHARES

         1.1 Pledge of Shares. The Shareholder hereby grants to Secured Party a security interest in, and assigns, transfers and pledges to Secured Party, the Shares, together with any stock rights, subscription rights, liquidating dividends, stock dividends, dividends paid in stock or money, new securities or other property which the Shareholder is, or may hereafter become, entitled to receive on account of the Shares.

         1.2 Delivery of Share Certificates. The Shareholder hereby delivers to Secured Party, and by executing this Agreement Secured Party acknowledges receipt of, a certificate or certificates representing __________________ (______) shares of stock of the Company (the "Share Certificates") accompanied by a stock power which the Shareholder has duly endorsed to make Secured Party a holder thereof.

         1.3 Obligations Secured; Future Advances. The Shares shall be referred to as the "Security".

         The Security constitutes and will constitute security for the payment as and when due of all indebtedness and the performance of all obligations under the Note, and for the payment of costs, fees, charges, and expenses which may be due or owing in connection therewith, all of which shall be and remain additional liens on the Security until each and all of the same have been fully paid, satisfied, and discharged. Hereafter all of the payment and performance obligations described in this paragraph shall be referred to collectively as the "Obligations".

ARTICLE
2.                      WARRANTIES AND REPRESENTATIONS

         The Shareholder represents and warrants that the matters contained in each of the following paragraphs are true and correct.

         2.1 Title to Shares. Except as provided in this Agreement or the Acquisition Agreement, Shareholder owns the Shares free and clear of any liens, security agreements, equities, options, restrictions, encumbrances or charges whatsoever and the ownership of the Shares by Shareholder is not subject to any other agreement, trust or adverse claim. Shareholder has lawful, valid marketable and indefeasible title to the Shares and has full right, power and authority, without the prior or subsequent approval of any person, governmental body or court, to pledge, transfer, assign and deliver the Shares as provided in this Agreement, and such delivery will convey to Secured Party a lawful, valid, and perfected security interest in the Shares, free and clear of any other liens, claims, encumbrances or restrictions of whatever nature.

         2.2 Other Laws or Agreements. The execution, delivery and performance of this Agreement by Shareholder, and the endorsement and delivery of the Share Certificates will not violate (1) any provision of law, any order of any court or other agency of government, or (2) any indenture, agreement or other instrument to which Shareholder is a party or by which it is bound.

ARTICLE
3.                               COVENANTS

         Shareholder and the Company covenant that each will perform the obligations contained in each of the following paragraphs in accordance with the terms and conditions thereof.

         3.1 Recording of Pledge. To the extent that it may be required by law or the By-Laws of the Company or upon the demand of Secured Party, the Shareholder shall cause the Company to record the pledge of Shares created by this Agreement in its register of shareholders or other corporate records as appropriate in order to protect the interests of Secured Party hereunder.

         3.2 Filing of Financing Statements. The Shareholder shall, at his own cost and expense, promptly and duly execute, record and file financing statements and this Agreement, and all other security agreements pertaining to the Shares and all such instruments and documents of further assurances including, but not limited to, supplemental security agreements, financing statements and continuation statements, and take such other action, as the Secured Party may require in order that, in Secured Party's opinion, a valid lien on and security interest in the collateral in favor of Secured Party will be established, perfected and continued in effect at all times. The Shareholder hereby authorizes Secured Party to effect such recording and filing as aforesaid (including, where permissible, the filing of any financing statements or continuation statements without the signature of the Shareholder and the filing of a carbon, photographic or other reproduction of the Agreement or financing statement as a financing statement).

         3.3 Further Assurances. Shareholder shall execute and deliver to Secured Party from time to time, at Secured Party's request, such documents and instruments, and take such action, as Secured Party may deem necessary or proper to perfect or otherwise protect the security interests created hereby.

         3.4 Defense of Security Interest. Shareholder shall appear in and defend, without cost to Secured Party, any action or proceeding purporting to affect the security interest hereunder or the rights or powers of Secured Party and, when requested by Secured Party, shall commence and maintain any action or proceeding necessary to protect such security interest and such rights or powers, and to pay all the costs and expenses, including without limitation attorneys, fees, which Secured Party may incur in the event that Secured Party elects to appear in, defend or commence and maintain any such action or proceeding.

         3.5 Payment of Secured Party's Expenses. The Shareholder shall pay, immediately and without demand, all sums expended by Secured Party in the enforcement and protection of Secured Party's rights pursuant to this instrument, including without limitation attorney's fees and disbursements, with interest from date of expenditure at the rate equal to nine percent per annum. All such sums expended shall be a lien on the Shares and shall be deemed to be secured hereby.

         3.6 Limitation. The liability of Shareholder under Sections 3.3 and 3.4 shall be limited to actions purporting to challenge the validity of the security interest and its priority over any other liens or encumbrances.

ARTICLE
4.                                RIGHTS OF SECURED PARTY

         In addition to those rights set forth elsewhere in this Agreement, Secured Party has the rights contained in each of the following paragraphs.

         4.1 Secured Party's Right to Act For Shareholder. If there occurs an event of default or an event which, with the giving of notice or passage of time, or both, would constitute an event of default hereunder, then Secured Party has the right, but not the obligation, without notice and without in any way releasing the Shareholder from any of the Obligations to do any or all of the following:

                 (i) make the payment or do the act in such manner and to such extent as Secured Party may deem necessary to protect the Security;

                 (ii) appear in and defend any action or proceeding purporting to affect the Security or the rights or powers of Secured Party;

                 (iii) pay, purchase, contest or compromise any encumbrance, charge, or lien which in the judgment of Secured Party appears to affect the Security;

                 (iv) incur any liability and expend such amounts as Secured Party, in its absolute discretion, may deem necessary to accomplish any of the matters described in (i) through (iii) above, including without limitation paying necessary expenses, employing counsel and paying counsel's fees.

         4.2 Receipt of Dividends. At all times while Secured Party has possession of any of the Share Certificates hereunder, Secured Party is entitled to receive all dividends and other distributions, whether in stock, cash, or other property, which may be declared on or with respect to the Shares, as additional collateral for the obligations of Shareholder secured hereunder; provided, however, that such dividends shall be held segregated from the other assets of Secured Party, and if in the form of cash, shall be held in an interest bearing account at a bank. The location of any such property, and the identity and location of any such bank shall be promptly provided to the Shareholder. NOTWITHSTANDING THE FOREGOING, HOWEVER, until the occurrence of an event of default as defined in Article 6 below, Shareholder shall be entitled to receive all cash dividends which may be declared on or with respect to the Shares.

ARTICLE
5.                                OBLIGATIONS OF SECURED PARTY

         5.1 Return of Shares. Secured Party shall deliver to Shareholder, or such person as Shareholder may designate, all of the Share Certificates which Secured Party then possesses, duly endorsed for transfer, upon payment and performance in full of all of the Obligations.

         5.2 Sale of Shares. Upon receipt of written instructions from Shareholder, Secured Party shall sell the shares and apply the net proceeds thereof to the payment of the amounts due under the Note; provided, however, that prior to any such sale, a registration statement including the shares shall have been declared effective by the Securities and Exchange Commission or, in the opinion of counsel for the Company, the shares may be publicly sold without registration.

ARTICLE
6.                               DEFAULT

         6.1 Events of Default. The happening of any of the following shall constitute an event of default under this Agreement:

                 (i) failure to pay the principal or any installment of interest on the Note when due or the occurrence of any other default under the Note; or

                 (ii) the Shareholder defaults in any of his obligations under this Agreement.

         6.2 Remedies Upon Default. If an event of default as described in paragraph 6.1 occurs, Secured Party, after five (5) days written notice to the Shareholder and failure to cure the default within such five (5) day period, may at its option and in addition to all the rights and remedies of a secured party under the Uniform Commercial Code, which rights and remedies are cumulative and not exclusive or enforceable alternatively, successively or concurrently, take any or all of the actions described in the following subparagraphs, at the same time or at different times:

                 (i) sell, assign and deliver, grant options for, or otherwise dispose of any part or all of the Shares, at a public or private sale in the manner provided in paragraph 6.3;

                 (ii) commence a legal action, or initiate such other proceeding as Secured Party may decide, on the basis of the default.

         6.3 Conduct of Sale of Security. In the event that Secured Party elects, under the provisions of paragraph 6.2, to sell any part or all of the Security, on one or more occasions, the following shall apply with regard to such sale in addition to those rights and remedies applicable under the Uniform Commercial Code.

                 (a) The sale of any part or all of the Security shall have been made in a commercially reasonable manner as long as it is made in conformity with reasonable commercial practices for the disposition of similar property. The sale may be conducted at such place and time, to such person, for such price, and upon such terms as Secured Party deems best, all without demand for performance or notice or advertisement other than as may be required under the laws regulating the sale of securities.

                 (b) If applicable law requires reasonable notice of sale or other disposition, Shareholder hereby agrees that the sending of ten (10) business days, notice to Shareholder, in the manner provided in paragraph 7.2, of the place and time of any public sale or of the time after which any private sale or other intended disposition is to be made shall be deemed reasonable notice thereof.

                 (c) Secured Party may bid for and purchase, at any sale, the Shares offered for sale, or any part thereof, and thereby become the owner thereof. Secured Party may make payment for any of the Shares so purchased by any means.

         6.4 Application of Proceeds of Sale, Deficiencies. Secured Party may apply the cash proceeds from any sale or other disposition of the Security firstly to the reasonable expenses of retaking, holding, preparing for sale, and selling the Security, including without limitation broker's fees; secondly to reasonable attorney's fees and all legal expenses, travel and other expenses which may be incurred by Secured Party in attempting to collect the

Obligations or enforce this Agreement or in the prosecution or defense of any action or proceeding related to the subject matter of this Agreement; and thirdly to all unpaid Obligations. Any surplus shall be paid to the Shareholder subject to any duty of Secured Party imposed by law to the holder of any subordinate security interest in the Security known to Secured Party. The Shareholder shall remain liable for any deficiency.

ARTICLE
7.                         GENERAL PROVISIONS

         7.1 Power of Attorney. To effectuate the terms and provisions hereof, Shareholder hereby designates and appoints Secured Party and its designees or agents as attorneys-in-fact of Shareholder irrevocably and with power of substitution, with authority for each and every of the following acts in the event of a default hereunder:

                 (i) to sell, assign and deliver, grant options for, or otherwise dispose of any part or all of the Shares, at public or private sale at the option of Secured Party; and

                 (ii) to do all other acts and things necessary and advisable in the sole discretion of Secured Party to carry out and enforce this Agreement. All acts of said attorney or designee are hereby ratified and approved. Said attorney or designee shall not be liable for any acts of commission or omission or for any error of judgment or mistake of act or law.

         This power of attorney, being coupled with an interest, is irrevocable while any of the Obligations are due or not satisfied or fully performed.

         7.2 Notices. All notices which are to be given by one party to the other party hereunder shall be in a writing which shall be sent by certified or registered mail, postage prepaid, return receipt requested, or by Federal Express or Express Mail, where available, or by a means of telex or telefax followed by a confirmation letter sent by certified or registered mail, postage prepaid, return receipt requested, addressed to each party at the address first written above or such other address as shall be provided in accordance with this paragraph.

         7.3 Modifications. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party thereto to be bound.

         7.4 Waivers. Any term or condition of this Agreement may be waived by either party only if that party signs a writing to such effect. No waiver of any of the provisions of this Agreement shall be deemed a waiver of any other provision, irrespective of similarity, or shall constitute a continuing waiver unless otherwise expressly provided. No failure or delay on the part of Secured Party in exercising any right, power or privilege under the Note shall operate as a waiver thereof or hereof, nor shall a single or partial exercise preclude any other or further exercise of any other right, power or privilege.

         7.5 Assignment. Secured Party may assign this Agreement or any of its rights and powers hereunder, and transfer possession of the Shares, and, in the event of such assignment, the assignee hereof or of such rights and powers shall have the same rights and remedies as if originally named herein in place of Secured Party.

         7.6 Survival of Contents. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery to Secured Party of this Agreement and shall continue in full force and effect so long as all or any portion of the indebtedness under the Note is outstanding and unpaid or any other Obligation remains to be performed under the Note or this Agreement.

         7.7 Severability. In the event any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and this Agreement shall be interpreted and construed as if such provision, to the extent the same shall have been held invalid, illegal, or unenforceable, had never been contained herein.

         7.8 Interpretation, Headings. This Agreement shall be given its plain and simple meaning consistent with performance thereof by the parties. Whenever the content of this Agreement so requires, the singular shall include the plural. The headings of the articles and paragraphs contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         7.9 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


                                 ______________________________




                                 ______________________________

Schedule 3.4.1(C)         Form of Guarantee

                                   GUARANTEE


         The undersigned hereby jointly and severally guarantee prompt and full performance and payment of all amounts due under the within Note, to the holder hereof, and authorize any holder hereof to proceed against the undersigned, for the full amount due including reasonable attorneys' fees and other costs of collection, and hereby waive presentment, demand, protest, notice of protest, notice of dishonor and any and all other notices or demands of whatever character to which the undersigned might otherwise be entitled. The undersigned further consent that at any time, without notice to the undersigned, payment of any sums payable on the Note, or any of the collateral therefore, may be renewed, compromised, extended, increased or accelerated, in whole or in part, or any of such collateral may be exchanged, surrendered, enforced or waived, as the holder of the Note may determine. The undersigned further consent that the holder of this Note may apply such collateral and direct the order or manner of sale thereof as the holder of this Note may determine. The foregoing obligations are joint and several upon the undersigned. The holder of this Note may, without notice, assign all or part of this Note and Guarantee.



_________________________                       __________________________

Schedule 3.4.2            Form of Section 3.4.2 Note

                                PROMISSORY NOTE


$__________                                                ___________, 199__


FOR VALUE RECEIVED, ________________________, an individual resident of the State of Florida residing at _______________________, Florida ________ (the "Maker") promises to pay to Quintel Entertainment, Inc., a Delaware corporation (the "Holder" or "Quintel"), or order, at One Blue Hill Plaza, Pearl River, New York 10965, or such other place as the holder hereof may from time to time designate in writing, the principal sum of _____________________________ ($_______) DOLLARS, with interest at an annual rate of ________________ (___%) per annum [the Applicable Federal Rate determined under Section 7872 of the Internal Revenue Code], on the earlier of the following:

         (1) twenty-four months from the date hereof; or

         (2) [IN THE EVENT THE PRINCIPAL SUM OF THIS NOTE WAS LOANED TO THE MAKER PURSUANT TO SECTION 3.4.2(i) OF THE ACQUISITION AGREEMENT, INSERT THE FOLLOWING LANGUAGE FOR THIS PARAGRAPH 2:]

         "upon the date which is five (5) business days after the date on which the closing bid price of Quintel's common stock has been at least 7 1/8 per share for five trading days during any consecutive thirty day period after the date of such loan."

             [IN THE EVENT THE PRINCIPAL SUM OF THIS NOTE WAS LOANED TO THE MAKER PURSUANT TO SECTION 3.4.2(ii) OF THE ACQUISITION AGREEMENT, INSERT THE FOLLOWING LANGUAGE FOR THIS PARAGRAPH 2:]

         "within five (5) business days after a registration statement under the Securities Act of 1933, as amended, permitting the sale of the Maker's shares of Common Stock of Quintel becoming effective or, in the opinion of Quintel's counsel, the sale of such shares is exempt from registration and applicable state law requirements."

This Note is secured by a Pledge of Shares Agreement of even date herewith between Maker as Pledgor and Quintel as Secured Party.

IT IS FURTHER EXPRESSLY AGREED, that in the event of the failure of Maker to
(i) pay any installment due under this Note after its due date, or (ii) perform its obligations or pay any amount due under the Pledge of Shares Agreement, then the entire amount due under this Note shall upon five (5) days written notice given to Maker and failure to cure such failure within such five (5) day period become immediately due and payable at the option of the Holder without further notice or demand.

Interest at the rate of twelve percent (12%) per annum shall accrue upon any installment not paid when due, or, after acceleration, upon the entire balance, until paid in full.

This Note may be prepaid in whole or in part at any time without premium or penalty.

The undersigned agrees to pay, in addition to the principal and interest, all costs of collection, including attorneys' fees and disbursements.

If a law which applies to this Note, and which sets maximum rates of interest which may be charged, is finally interpreted so that the interest collected or to be collected pursuant to this Note exceeds the permitted limits, then: (i) such interest shall be reduced by the amount necessary to reduce the interest to the permitted limit; and (ii) any sums already collected from the person or persons as to whom such interest is determined to have exceeded the permitted limits will be refunded to such person or persons. The Holder may choose to make this refund by reducing the principal amount owed under this Note or by making a direct payment to such person or persons. If a refund reduces principal, the reduction will be treated as a partial prepayment.

The undersigned waives presentment, demand for payment, notice of dishonor and any or all notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Promissory Note and consents to any or all delays, extensions of time, renewals, releases of any party to this Promissory Note and of any available security therefor to any party to this Promissory Note or to the actual holder thereof and any and all waivers or modifications that may be granted or consented to by the Holder with regard to the time of payment or with respect to any other provisions of this Note and agrees that no such action or failure to act on the part of the Holder shall be construed as a waiver by the Holder of, or otherwise affect, its right to avail itself of any remedy with respect thereto.

This Note shall be governed by and construed under the law of the State of New York. Unless applicable law requires a different method, any notice that must be given to the undersigned under this Note will be given by delivering it or mailing it by first class mail to the undersigned at the address set forth at the beginning of this Note or at such other address as such person may give notice of to the Holder. Any notice to the Holder will be given by mailing it first class mail to the Holder at the address for the Holder set forth at the beginning of this Note or at such other address as the Holder may give notice of to the Maker.

         Any action brought to enforce this Note may be brought in the State of New York, and Maker hereby consents to the personal jurisdiction of the federal and state courts located in the State of New York, and agrees that unless applicable law requires a different method, service of process in any such action may be made by first class mail upon the Maker at the address set forth in the beginning of this Note or at such other address as the Maker shall advise the Holder by written notice to the address at which payments due under this Note are to be sent pursuant to the first paragraph of this Note.

If more than one person signs this Note, each person is fully and personally obligated to keep all of the promises made in this Note, including the promise to pay the full amount owed. Any person who is a guarantor, surety or endorser of this Note is also obligated to perform such obligations. Any person who takes over these obligations, including the obligations of a guarantor, surety or endorser of this Note, is also obligated to keep all of the promises made in this Note. The Holder may enforce its rights under this Note against each person individually or against all of persons who sign this Note together.
This means that any one of the undersigned may be required to pay all of the amounts owed under this Note.


                                       ______________________________

ATTEST:



_____________________

                    SCHEDULE 4.3.3 TO ACQUISITION AGREEMENT


                MATERIAL CHANGES TO NL SINCE BALANCE SHEET DATE


Billing of New Lauderdale voice mail programs was suspended by five of the Regional Bell Companies during the first three months of 1996 as a result of an increased level of customer complaints and chargebacks; the marketing and format of the voice mail programs has been modifided. Billing of voice mail programs has been reinstated by three of the five RBOC's but billing by US West and Bell South remains suspended.

                     SCHEDULE 4.5 TO ACQUISITION AGREEMENT



                                   LITIGATION


A class action entitled Gray v. Enhanced Services Billing, Inc. has been commenced in Superior Court of California, Los Angeles County, against New Lauderdale's billing service, ESBI, and ESBI has requested indemnification from New Lauderdale; the class has not been certified, but the complaint alleges that the plaintiffs have been billed by ESBI for club services without proper authorization from the customer. In addition, New Lauderdale has received notice that the offices of the attorneys general in the states of Texas, Missouri and Idaho and the public service commission of the state of Tennessee are conducting investigations of the company's activities in response to customer complaints, and have requested documents from the company.